UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Approach Resources Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

2018 Proxy Statement and Notice of Annual Meeting

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

Wednesday, June 6, 2018 10:00 a.m. Central Time	One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116

To Our Stockholders:

The 2018 annual meeting of stockholders of Approach Resources Inc., a Delaware corporation, will be held at the offices of Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Wednesday, June 6, 2018, at 10:00 a.m. Central Time, for the following purposes:

1.	To elect two directors, James C. Crain and Matthew D. Wilks, to the class of directors whose term expires in 2021;

2.	To approve, on an advisory basis, executive compensation;

3.	To approve the 2018 Long Term Incentive Plan;

4.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You may vote if you were a stockholder of record at the close of business on April 12, 2018. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. You may still vote in person, with the proper identification and documentation, if you attend the annual meeting. For further details about voting, please see “General Matters” beginning on page 1 of this notice and proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors, the advisory vote to approve executive compensation or the proposal to approve the 2018 Long Term Incentive Plan, your shares will not be voted on these matters.

We have adopted the Securities and Exchange Commission’s “notice and access” model which allows us to provide our notice of annual meeting, proxy statement and annual report to stockholders online, with paper copies available free of charge upon request. On or about April 24, 2018, we began mailing a Notice of Internet Availability of Proxy Materials detailing how to access the proxy materials electronically and how to vote via the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials and a proxy card or voting instruction form, as applicable. We believe this process will provide our stockholders with a convenient way to access the proxy materials and vote online, while allowing us to reduce our environmental impact as well as the costs of printing and distribution. Please note that you will need the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote online.

By Order of the Board of Directors,

J. Ross Craft, P.E.

Chairman and Chief Executive Officer

April 24, 2018

Fort Worth, Texas

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on June 6, 2018

This notice of annual meeting, the proxy statement, the form of proxy card and our 2017 annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com. On this site, you will be able to access these materials and any amendments or supplements to these materials that are required to be furnished to stockholders.

i

ii

APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders – June 6, 2018

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Approach Resources Inc. for use at the 2018 annual meeting of stockholders and any adjournments or postponements of the meeting. We refer to our Board of Directors as the “Board” and to Approach Resources Inc. as “Approach,” the “Company,” “we,” “us” or “our.” The annual meeting will be held at the offices of the Company, One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Wednesday, June 6, 2018, at 10:00 a.m. Central Time.

The items to be considered are summarized in the notice of annual meeting of stockholders and more fully described in this proxy statement. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

General Matters

Mailing Date and Delivery of Proxy Materials.  On or about April 24, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to our stockholders containing instructions on how to access this proxy statement, a proxy card or voting instruction card, and our 2017 annual report to stockholders (collectively, the “proxy materials”), and how to vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2018 annual meeting.

Record date.  The record date for the 2018 annual meeting is April 12, 2018. On the record date, there were 94,627,262 shares of our common stock outstanding, and there were no outstanding shares of any other class of stock. Our stockholders are entitled to one vote for each share of common stock that is owned on the record date, April 12, 2018, on all matters considered at the annual meeting.

Quorum.  In order for us to hold our annual meeting, holders of a majority of our outstanding shares of common stock as of April 12, 2018, must be present in person or by proxy at the meeting. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will each be counted as shares present to determine whether a quorum exists to hold the 2018 annual meeting.

Shares Held of Record.  If your shares are held in your name, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•

By Internet.  You may submit a proxy electronically via the Internet at www.proxyvote.com. Please have your Notice of Availability or proxy card, which includes your personal control number, on hand when you log onto the website. Internet voting facilities will close and no longer be available as of 11:59 p.m. ET on June 5, 2018.

•

By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the proxy card or your Notice of Availability. Please have your proxy card or Notice of Availability in hand when you call. Telephone voting facilities will close and no longer be available as of 11:59 p.m. ET on June 5, 2018.

•	By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided.

•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If you vote by granting a proxy, the proxy holders will vote the shares according to your instructions. If you submit a proxy without giving specific voting instructions, the proxy holders will vote those shares as recommended by our Board. If you plan to vote in person at the annual meeting and your shares are held in your name, please bring proof of identification.

2018 PROXY STATEMENT

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Shares Held in Street Name.  If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order for your shares to be voted. Internet and/or telephone voting is expected to be offered to street name stockholders. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker, bank or other nominee. Please consult the voting instruction form or other information sent to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting. If you plan to vote in person at the annual meeting and you have obtained a legal proxy from your broker, bank or other nominee, please bring proof of identification. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1, 2 and 3. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters.

Revoking Your Proxy.  If your shares are held of record, even after you have returned your proxy card or voted by telephone or via the Internet, you may revoke your proxy at any time before it is exercised by (i) mailing in a new proxy card with a later date, (ii) submitting a proxy with new voting instructions using the telephone or Internet voting system, (iii) submitting a written notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile to (817) 989-9001, or (iv) attending the annual meeting and voting in person, which suspends the powers of the proxy holder. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such broker’s, bank’s or other nominee’s procedures.

Vote Required.  For Proposal 1, the election of two directors, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT.” A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” will have no legal effect on the outcome of the election of directors. With respect to votes marked “FOR ALL EXCEPT,” votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

For each of Proposals 2, 3, and 4 you may vote “FOR,” “AGAINST” or “ABSTAIN.”

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve Proposals 2, 3 and 4. As such, abstentions will have the effect of a vote against the matters to be voted on in Proposals 2, 3 and 4.

Brokers will not have discretionary authority to vote on Proposals 1, 2 and 3 and broker non-votes will have no effect on the outcome of such votes. Brokers will have discretionary authority to vote on Proposal 4.

Costs of Solicitation.  We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Availability and related proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. To assist in the solicitation of proxies, we have engaged Okapi Partners LLC, which will receive a fee of approximately $7,000, plus out-of-pocket expenses.

If you have any questions about this proxy statement or the annual meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or by telephone at (817) 989-9000.

2018 PROXY STATEMENT

Proposal 1 – Election of Directors

Nomination and Election of Directors

Under our certificate of incorporation, the members of our Board are divided into three classes with staggered, three-year terms. The terms of two Class II directors expire at the 2018 annual meeting.

The Board has nominated James C. Crain and Matthew D. Wilks for re-election as Class II directors. Upon re-election, Messrs. Crain and Wilks will serve for terms expiring at the 2021 annual meeting of stockholders or, in each case, until their respective successors are elected and qualified.

Each of the nominees has agreed to serve if elected. If any of the nominees becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board may also reduce the number of directors by resolution. The Board does not presently expect that any of the nominees will become unavailable for election.

In making these nominations, the Nominating and Corporate Governance Committee (“Nominating and Governance Committee”) reviewed the background of the nominees and recommended their nomination to the full Board consistent with the Nominating and Governance Committee’s guidelines for identifying and evaluating nominees for director. Please see “Corporate Governance – Identifying and Evaluating Nominees for Director” for more information on the Nominating and Governance Committee’s guidelines for identifying and nominating director nominees. In addition, information on each director (including each nominee) is set forth below.

2017 Board Changes and Recapitalization

On January 27, 2017, we announced the successful closing of a previously announced exchange transaction (the “Exchange Transaction”) with Wilks Brothers, LLC and SDW Investments, LLC (collectively, “Wilks”), entities beneficially owned by the Wilks Family Office, to exchange $130,552,000 principal amount of the Company’s 7.00% senior notes due 2021 (“Senior Notes”), for 39,165,600 new shares of common stock. Following the closing of the Exchange Transaction, Wilks became our largest stockholder, holding approximately 48.5% of our outstanding common stock. Following the Exchange Transaction, the Company launched an offer (the “Follow-On Exchange”) to issue shares of our common stock in exchange for the remaining Senior Notes. The Follow-On Exchange closed on March 22, 2017, with holders of $14,528,000 principal amount of Senior Notes participating in the exchange. At the close of the Follow-On Exchange, Wilks remained the Company’s largest stockholder with 45.52% of the Company’s issued and outstanding common stock.

In connection with the Exchange Transaction, we also entered into a Stockholders Agreement with Wilks (the “Stockholders Agreement”). In accordance with the Stockholders Agreement, we appointed three Wilks’ designees to our Board of Directors, Matthew R. Kahn, Morgan D. Neff and Matthew D. Wilks. After these appointments, the number of directors on our Board increased to eight. Mr. Kahn was also appointed to serve on our Audit, Compensation and Nominating and Governance Committees. As required by the Stockholders Agreement, on December 31, 2017, one director, James H. Brandi, left the Board and the size of the Board was reduced to seven.

The Stockholders Agreement also provides that, until certain market capitalization levels are reached or the Stockholders Agreement expires, Wilks will vote their shares in proportion with the non-Wilks stockholders on typical annual meeting matters (including the election of directors).

2018 PROXY STATEMENT

Proposal 1 – Election of Directors (continued)

Directors

The Board believes that each nominee and director has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee and director should serve on the Board, including:

Nominee/Director	Qualifications and Experience
Mr. Bell, Mr. Craft, Mr. Crain and Mr. Wilks	• Experience in executive management and operations in exploration and production (“E&P”) and oilfield service companies.
Mr. Craft	• Detailed, technical understanding of the Company’s operations, reserves, drilling and completion techniques
Mr. Bell, Mr. Craft, Mr. Crain, Mr. Gregg, Mr. Neff, Mr. Kahn and Mr. Wilks	• Deep history and knowledge of asset acquisitions, divestitures and evaluations in the E&P and broader energy sector; and expertise in public and private capital markets
Mr. Bell and Mr. Crain	• Oversight of E&P, midstream, oilfield services and other energy companies through other public boards of directors
Mr. Bell, Mr. Crain, Mr. Gregg, Mr. Kahn, Mr. Neff and Mr. Wilks	• Board independence
Mr. Bell and Mr. Crain	• An advanced degree or license in public accounting
Mr. Crain	• An advanced degree in law or the practice of oil and gas law
Mr. Bell, Mr. Gregg and Mr. Kahn	• An advanced degree in business management

The Board believes that these skills and experiences qualify the nominees and directors to serve on the Board of the Company.

The principal occupation and other information about our directors is set forth below.

Name	Age	Director Since	Term Expires	Class
Alan D. Bell	72	2010	2020	Class I
J. Ross Craft, P.E.	61	2002	2019	Class III
James C. Crain	69	2007	2018	Class II
Vean J. Gregg III	50	2014	2019	Class III
Matthew R. Kahn	58	2017	2019	Class III
Matthew D. Wilks	35	2017	2018	Class II
Morgan D. Neff	38	2017	2020	Class I

J. Ross Craft, P.E. has been our Chief Executive Officer and a member of our Board since our inception in September 2002, and served as our President from 2002 until January 2017. In November 2014, Mr. Craft was named Chairman of the Board. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international E&P company with operations in the United States and Tunisia, in 1998, and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent E&P company with operations in the United States, including as Vice President – Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has more than 30 years of experience in the oil and gas industry. Mr. Craft holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Craft is a member of the

2018 PROXY STATEMENT

Proposal 1 – Election of Directors (continued)

Society of Petroleum Engineers, the Texas Oil & Gas Association, the Permian Basin Petroleum Association and the Independent Petroleum Association of America. Mr. Craft currently serves on the Texas A&M University Petroleum Engineering Industry Board and has served on the Board of the Fort Worth Chapter of the Society of Petroleum Engineers and on the Board of the Fort Worth Petroleum Engineers Club, where his last position was President. Mr. Craft is also an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Chief Administrative Officer and Corporate Secretary.

Vean J. Gregg III was appointed to our Board in January 2014 and is Chairman of our Compensation Committee and a member of our Nominating and Governance Committee. In November 2014, Mr. Gregg was appointed Lead Independent Director. From January 1996 to January 2014, Mr. Gregg was in oil and gas investment banking with J.P. Morgan Securities LLC, most recently as Managing Director and Group Head, North American Oil and Gas Investment Banking. In this capacity, Mr. Gregg managed oil and gas investment banking in North America and was part of the global leadership team responsible for steering business strategy and personnel in Asia, Australia, Europe and Latin America. Mr. Gregg also has prior international work experience in strategic planning with Bellezza Club International, a manufacturing and merchandise trading company in Tokyo, Japan. Mr. Gregg holds a M.I.M. from Thunderbird – The American Graduate School of International Management and a B.B.A. from the University of Texas at Austin.

Alan D. Bell was appointed to our Board in August 2010 and is Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Bell’s prior experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. Mr. Bell has been a director and Chairman of the Audit Committee of Jones Energy, Inc., a public oil and gas company, since July 2013. In 2009, Mr. Bell served as the Chief Restructuring Officer of Energy Partners Ltd., a New Orleans-based exploration and development company that emerged from Chapter 11 in September 2009. Mr. Bell also serves on the Board of Directors of the North Texas chapter of the NACD and is a NACD Board Leadership Fellow. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and is a licensed Certified Public Accountant in Texas. Mr. Bell is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners and the Society of Petroleum Engineers. Mr. Bell is also an Eagle Scout.

James C. Crain joined us as a director in June 2007 and is Chairman of our Nominating and Governance Committee and a member of our Audit Committee. Mr. Crain has been in the energy industry for more than 40 years, both as an attorney and as an executive officer. Until his retirement in July 2013, Mr. Crain was an officer of Marsh Operating Company, an investments management company focusing on energy investing, including his last position as President, which he held since 1989. Before joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain currently serves as an advisor to Marsh Operating Company in connection with certain of its energy investments. In addition, Mr. Crain serves as a consultant for Yorktown Partners, LLC, an energy-oriented private equity fund, where he advises certain portfolio companies in connection with their business activities. Mr. Crain is a director of EnLink Midstream, LLC, a midstream services provider and the successor company following the combination of Crosstex Energy, Inc. and Crosstex Energy GP, LLC with substantially all of the midstream assets of Devon Energy Corporation in March 2014. During the past five years, Mr. Crain has also been a director of Crosstex Energy, Inc., a midstream natural gas company, GeoMet, Inc., a natural gas exploration and production company and Armstrong Energy, Inc., a coal producer operating in the Illinois Basin. Mr. Crain holds a B.B.A., M.P.A. and J.D. from the University of Texas at Austin.

Matthew R. Kahn joined us as a director in January 2017, and is a member of our Audit Committee, Compensation Committee and Nominating and Governance Committee. Mr. Kahn has approximately 21 years of experience in private equity, structured lending and credit investing, and four years of operating experience as a senior financial executive of two public companies. Since July 2012, Mr. Kahn has served as Special Advisor and Consultant for MRSAKAHN LLC, through which Mr. Kahn has advised various parties in a number of corporate acquisition and restructuring transactions. During the past five years, Mr. Kahn served as a member of the board of directors of Hovensa LLC, a refining and terminal services company. From 1995 to June 2012, Mr. Kahn was Principal and Managing Director of GB Merchant Partners, LLC, a

2018 PROXY STATEMENT

Proposal 1 – Election of Directors (continued)

division of Gordon Brothers, an advisory, lending and investment firm, where he led various private equity acquisitions and structured lending transactions. From 1997 to 2006, in connection with his service with Gordon Brothers, Mr. Kahn was Chairman of the Board of Party America and oversaw its growth and sale to Party City. From 1994 to 1995, Mr. Kahn was Chief Financial Officer of Jos. A. Bank Clothiers, Inc. From 1992 to 1994, Mr. Kahn was Senior Financial Officer of Nature Food Centres, Inc. Prior to that, Mr. Kahn served as Vice President, Principal Investments, of Trump Group, Associate, Mergers & Acquisitions, Citicorp Investment Banking and Staff Accountant, Audit Division, of Arthur Anderson. Mr. Kahn holds a Master of Business Administration from University of Virginia Darden School of Business and a Bachelor of Science in Business Administration, magna cum laude, from Georgetown University.

Morgan D. Neff joined us as a director in January 2017. Mr. Neff is a Senior Portfolio Manager for Wilks Brothers, LLC, which has made and holds significant public and private market investments across multiple sectors including real estate, energy lifecycle and E&P. In his capacity as Senior Portfolio Manager of Wilks Brothers, LLC, Mr. Neff and his team oversee and manage the investment arm of the Wilks Family Office located in Cisco, Texas. From September 2003 to August 2015, Mr. Neff served in various roles, including most recently as Vice President and Senior Portfolio Manager, at SMH Capital Advisors, a registered investment advisor that serves both individual and institutional investors. During his 12 years at SMH Capital Advisors, Mr. Neff and his team managed nearly $1.9 billion in assets at the firm’s peak.

Matthew D. Wilks joined us as a director in January 2017. Since December 2017, Mr. Wilks has served as Chief Financial Officer of Profrac Services, LLC, an oilfield services company specializing in hydraulic fracturing of oil and gas wells. From January 2012 to December, 2017, Mr. Wilks served as an officer and Portfolio Manager of Wilks Brothers, LLC, a family office which has made and holds significant public and private market investments across multiple sectors including real estate, energy lifecycle and E&P. In his capacity as an officer and Portfolio Manager of Wilks Brothers, LLC, Mr. Wilks and his team oversaw and managed the investment arm of the Wilks Family Office located in Cisco, Texas. Prior to 2012, Mr. Wilks held several senior positions in finance and operations including Vice President of Logistics at FTS International, Inc. (formerly Frac Tech International, LLC), a leading provider of oil and natural gas well stimulation services with expertise in high-pressure hydraulic fracturing, Vice President of Vertex Solutions, a wholly owned subsidiary of Frac Tech Holdings, and multiple positions at Wilks Masonry, including Executive Vice President.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the nominees.

2018 PROXY STATEMENT

Proposal 2 – Advisory Vote to Approve Executive Compensation

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), added to the Exchange Act by Section 951 of the Dodd-Frank Act, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement according to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”) under Item 402 of Regulation S-K. Throughout this proxy statement, the individuals who served as our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) during fiscal year 2017, as well as our other executive officers, are referred to as our “named executive officers,” “executive officers” or “NEOs.”

As described in detail below in this proxy statement under “Compensation Discussion and Analysis,” we seek to (i) pay our executive officers for performance, (ii) closely align the interests of our executive officers with the interests of our stockholders, and (iii) attract, retain and motivate top talent. Below is a summary of how we have structured our executive compensation program to achieve these goals:

Objective	How Our Current Executive Compensation Program Achieves This Objective
Pay for Performance

•    In 2017, 80% of total target compensation for our CEO was tied to performance.

•    In 2017, an average of 75% of total target compensation for the non-CEO executive officers was tied to performance.

•    Our 2017 short-term incentive plan (“STIP”) award opportunity was tied to Company performance (60% of total opportunity) as well as individual performance (40% of total opportunity).

•    Seventy-five percent (75%) of the base award value of our 2017 long-term incentive plan (“LTIP”) was tied to an initial Company performance trigger in the award year. The remaining 25% was tied to three-year relative total stockholder return (“TSR”) performance (approximately 33% if maximum TSR is achieved).

•    In light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, our Board exercised discretion and reduced the value of 2017 LTIP awards by approximately 31% of our historical target (last granted in 2015), and 2017 STIP awards by 30% of amounts earned.

Align Executive Interests with Stockholder Interests

•    Our compensation program provides our executive officers with equity ownership to give them the opportunity to acquire a meaningful interest in our operations and future success.

•    We require our executive officers to maintain equity ownership at designated levels, as further discussed below.

•    Our 2017 STIP and LTIP included performance measures of both capital efficiency and cost control to encourage growth but avoid excessive spending. In addition, our 2017 LTIP incorporates TSR performance over a three-year period to incentivize our executive officers to build long-term stockholder value.

•    We believe the performance measures in both our 2017 STIP and LTIP are strongly correlated to building long-term stockholder value and increasing TSR.

Attract, Retain and Motivate Top Talent

•    We provided base salary amounts for 2017 based on our knowledge of oil and gas industry salary information, advice from our independent compensation consultant and individual contributions to 2016 results and general market conditions.

•    Our 2017 LTIP awards include service-based vesting requirements for performance awards of up to three years, including the award year, to retain top executives over the long term.

2018 PROXY STATEMENT

Proposal 2 – Advisory Vote to Approve Executive Compensation (continued)

2017 Compensation Actions

In light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, we made the following decisions regarding executive officer compensation for 2017, to support our goals and objectives described above:

•   Reduced the value of the LTIP award pool granted to our executive officers by 31% from historical target levels.

•   Reduced the payout of the 2017 STIP cash awards to our executive officers by 30% of the amount actually achieved under pre-established performance measures.

•   Held base salaries flat for three of our four executive officers in 2017.

•   Held the amount of the individual STIP award opportunities flat for our executive officers in 2017, which was the fourth year in a row.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement according to the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee, and will not overrule any decisions made by the Board or the Compensation Committee and will not require the Board or the Compensation Committee to take any specific action. Nevertheless, because the Board and the Compensation Committee value our stockholders’ opinions, if there are significant votes against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns. The Company intends to hold this vote annually, and the next vote will occur in 2019.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

The text of the resolution to be voted on is as follows:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

Board Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan

At the Annual Meeting, the stockholders will be asked to approve the Approach Resources Inc. 2018 Long Term Plan (the “2018 Plan”), which reserves 6,950,000 shares of common stock for delivery thereunder. If approved, the 2018 Plan will be effective as of June 6, 2018.

Approval of this proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.

On April 10, 2018, the Compensation Committee of our Board of Directors recommended, and our Board of Directors, subject to the approval of our stockholders, adopted the 2018 Plan. The proposed 2018 Plan is attached hereto as Appendix 1. If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, a registration statement on Form S-8 to register the 6,950,000 shares available for delivery under the 2018 Plan.

Background and Purpose of the Proposal

The use of stock-based awards under our 2007 Stock Incentive Plan (the “2007 Plan”) has been a key component of our compensation program since its original adoption in 2007. Our Board originally adopted the 2007 Plan on June 26, 2007, and it became effective in connection with our initial public offering. It has been amended six times since 2007, with the most recent amendment being approved by our stockholders at our June 7, 2017 annual meeting. If the 2018 Plan is approved, no more awards will be made under the 2007 Plan on and after the June 6, 2018 effective date of the 2018 Plan.

Stock-based awards help us attract and retain talented employees, directors and consultants and provide a means for those persons to acquire stock ownership or awards, the value of which is tied to our performance and the performance of our common stock. A further purpose of stock-based awards is to provide these employees, directors and consultants with additional incentives and reward opportunities designed to enhance the profitable growth of the Company. The Board has determined that, in order to ensure that there are sufficient shares available to meet our needs for future grants during the coming years, and to ensure that we are using a stock incentive plan that reflects 10 years of experience with the terms of the 2007 Plan, it is in the best interests of the Company and its stockholders to adopt the 2018 Plan.

The 2018 Plan is a broad-based plan under which we may grant awards to all employees, including our officers and officers of our subsidiaries, and to non-employee members of the Board and consultants. We believe that approval of the 2018 Plan will give us the flexibility to continue making stock-based grants and other awards permitted under the 2018 Plan over the next three years in amounts determined appropriate by the Compensation Committee; however, this timeline is simply an estimate used to determine the number of additional shares of common stock requested under the 2018 Plan and future circumstances may require a change to expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels and our hiring activity over the next two to three years.

As of December 31, 2017, our dilution (calculated as the number of shares available for grant under the 2007 Plan, divided by the total number of shares of our common stock outstanding) was approximately 0.6%. If the 2018 Plan is approved, the potential dilution from issuances authorized under the 2018 Plan as of December 31, 2017 will increase to approximately 7.6%. Please see “Summary of the 2018 Plan—Shares Subject to the 2018 Plan” for additional information regarding the number of available shares being requested under the 2018 Plan. As of April 12, 2017, there were a total of 2,970,383 nonvested shares (and no options) outstanding. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant retention, motivational and performance benefits that may be achieved from making such awards.

The ability to grant stock-based compensation awards is critical to our ability to attract and retain highly qualified individuals. Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

our employees, including management, and we believe that it is in the best interest of our stockholders for those individuals to have an ownership interest in us in recognition of their present and potential contributions and to align their interests with those of our stockholders. All of our employees are granted stock awards. In 2017, approximately 29% of equity awards were granted to employees other than our named executive officers. Further details about our awards currently outstanding can be found in the sections titled “Compensation Discussion and Analysis,” and “Executive Compensation,” found elsewhere in this proxy statement, and in “Item 5—Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Securities Authorized for Issuance under Equity Compensation Plans” in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

Consequences of Failure to Approve the Proposal

The 2018 Plan will not be implemented unless approved by our stockholders. If the 2018 Plan is not approved by our stockholders, the 2007 Plan will remain in effect in its current form, and we will continue to grant awards under the 2007 Plan until our share reserve under the 2007 Plan is exhausted, which could occur as soon as the third quarter of 2018, based on current expected equity grant practices. The share reserve could last for a longer period of time, depending on our future equity grant practices, which we cannot predict with certainty. If the remaining share pool is exhausted, we may elect to provide compensation through other means, such as cash-settled performance awards or other cash compensation, to assure that we can attract and retain qualified personnel. Failure of our stockholders to approve the 2018 Plan also will not affect the rights of existing award holders under the 2007 Plan or under any previously granted awards under the 2007 Plan. However, under the 2007 Plan, no awards are permitted to be made after May 30, 2022.

Summary of the 2018 Plan

The following summary provides a general description of the material features of the 2018 Plan but is not a complete description of all provisions of the 2018 Plan and is qualified in its entirety by reference to the full text of the 2018 Plan attached as Appendix 1, which is incorporated by reference in this proposal. The purpose of the 2018 Plan is to provide incentives to our employees and consultants (and those of our subsidiaries) and to members of our Board who are not employees or consultants to devote their abilities and energies to our success by giving such individuals a way to acquire and maintain stock ownership or awards, the value of which is tied to the performance of our common stock. The 2018 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards (collectively referred to as “Awards”).

Key Features of the 2018 Plan

Key features of the 2018 Plan include:

•	Except as permitted by applicable law, no discounted options or related Awards may be granted;

•

Awards are generally non-transferrable except to an Award recipient’s immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws of descent or distribution;

•	No automatic Award grants are promised to any eligible individual;

•	No reuse or “recycling” of shares used for stock option exercises, withholding taxes or net-settled stock appreciation rights;

•

Minimum vesting period of one year for all Awards (other than performance awards) subject to a continued employment or service requirement that are settled in common stock while the minimum performance period for performance awards is one year;

•

No director may be granted during any calendar year awards having a value, determined on the grant date, that, when added to all cash paid to the director during the same calendar year, exceeds $500,000;

•	No repricing, replacement or re-granting of stock options or other stock awards without stockholder approval if the effect would be to reduce the exercise price of the award;

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

•	Dividends and dividend equivalents paid on unvested Awards will be subject to the same restrictions and risk of forfeiture as the underlying Awards; and

•	Awards are subject to potential reduction, cancelation, forfeiture or other clawback under certain specified circumstances.

Purposes of the 2018 Plan.  The purpose of the 2018 Plan is to provide incentives to our employees, consultants and directors to devote their abilities and energies to our success by affording them a way to acquire stock ownership or awards, the value of which is tied to the performance of our common stock. The 2018 Plan gives the Compensation Committee the ability to grant Awards with vesting and other award provisions that provide incentives to our employees, consultants and non-employee directors and align stockholder, management and non-employee director interests.

Eligibility to Participate.  Awards may be made under the 2018 Plan to our employees, non-employee directors and consultants, including any employee who is an officer, and to any other service provider who, in the opinion of the Compensation Committee, is in a position to make a significant contribution to our success. The Compensation Committee determines in its discretion which eligible persons will receive Awards under the 2018 Plan. As of April 12, 2018, approximately 103 employees and six non-employee directors were eligible to participate in the 2018 Plan.

Number of Shares Subject to the 2018 Plan.  The 2018 Plan would reserve 6,950,000 shares of common stock available for grant of awards under the 2018 Plan. The maximum number of shares of common stock available for grant of awards under the 2018 Plan will be subject to adjustment for corporate events such as recapitalizations, stock splits, stock dividends and other corporate events. See “Awards Under the 2018 Plan—Change of Control” below. If an Award granted under the 2018 Plan expires, is forfeited or becomes unexercisable for any reason, the undelivered shares of common stock that were subject to the Award will be available for future Awards under the 2018 Plan. The number of shares available for grant of Awards under the 2018 Plan will not be increased by (i) the number of shares of common stock delivered or withheld to pay the exercise price of any Award, (ii) the number of shares of common stock delivered or withheld to pay withholding taxes payable upon exercise, vesting or payment of any Award, or (iii) the number of shares of common stock reserved for issuance upon grant of a stock appreciation right, even if a lesser number of shares is actually issued upon exercise of the stock appreciation right (i.e., a net-settled stock appreciation right). Our common stock issued or to be issued under the 2018 Plan consists of original issue or treasury shares or a combination of the foregoing. Further, shares reserved under the 2007 Plan that are available and unissued, which included 243,283 shares on April 12, 2017, will continue to be available for issuance under the 2018 Plan

Administration.  The 2018 Plan provides for administration by the Board or the Compensation Committee, or another committee of the Board designated by the Board. Subject to the terms of the 2018 Plan and applicable law, the Board or the Compensation Committee has broad authority to select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2018 Plan. Under NASDAQ rules, members of the Compensation Committee are required to satisfy the NASDAQ’s standards for independence. The Compensation Committee may delegate various functions to subcommittees or certain officers.

Subject to applicable law and the terms of the 2018 Plan, the Compensation Committee is authorized to interpret the 2018 Plan, to establish, amend and rescind any rules and regulations relating to the 2018 Plan, to delegate duties under the 2018 Plan, to terminate, modify or amend the 2018 Plan (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the 2018 Plan. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2018 Plan in the manner and to the extent the Compensation Committee deems necessary or desirable.

Source of Shares.  Common stock issued under the 2018 Plan may come from authorized but unissued shares of our common stock, from treasury stock held by the company or from previously issued shares of common stock reacquired by us, including shares purchased on the open market.

Awards Under the 2018 Plan

Restricted Stock.  Restricted stock may be granted under the 2018 Plan, which means shares of our common stock are granted to an individual subject to transfer limitations, a risk of forfeiture and other restrictions imposed by the

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

Compensation Committee in its discretion. During the restricted period, the participant may not sell, assign or otherwise dispose of the restricted stock, and any stock certificate will contain an appropriate legend noting the restrictions upon such common stock until such time as all restrictions have been removed. Restrictions may lapse at such times and under such circumstances as determined by the Compensation Committee. During the restricted period, the holder will have rights as a stockholder, including the right to vote the common stock subject to the Award. Unless otherwise specified in the applicable Award agreement, any dividends or distributions on the restricted stock during the restricted period shall be held by us and be subject to the same “vesting” terms as applicable to the restricted stock.

Performance Awards.  The 2018 Plan provides for the grant of performance awards, which are (i) rights to receive a grant or to exercise or receive vesting or settlement of any Award subject to performance goals specified by the Compensation Committee, and (ii) dollar-denominated Awards granted by the Compensation Committee where the attainment of one or more performance goals during a specified performance period will be measured for purposes of determining a participant’s right to, and the amount of payment of, the Award. The Compensation Committee will determine both the performance goals and the performance period that will be associated with a performance award, as well as the method to be used in calculating the amount, if any, of the performance award at the end of the performance period. The Compensation Committee shall also determine whether performance awards will be paid in cash, our common stock, or a combination of both cash and stock. The Compensation Committee may exercise its discretion to reduce or increase the amounts payable under any performance award.

Stock Options.  Stock options to purchase shares of our common stock may be granted under the 2018 Plan. The Compensation Committee may determine to grant stock options that are either incentive stock options governed by Section 422 of the Internal Revenue Code (the “Code”), or stock options that are not intended to meet these requirements (called “nonstatutory options”). The Compensation Committee will determine the specific terms and conditions of any stock option at the time of grant. The exercise price of any stock option will not be less than 100% of the fair market value of our common stock on the date of the grant (other than in limited situations pertaining to substitute Awards, as noted below), and in the case of an incentive stock option granted to an eligible employee that owns more than 10% of our common stock, the exercise price will not be less than 110% percent of the fair market value of our common stock on the date of grant. The Compensation Committee determines the methods and form of payment for the exercise price of a stock option (including, in the discretion of the Compensation Committee, payment in common stock, other awards or other property). The term for a stock option may not exceed 10 years.

Restricted Stock Units.  The 2018 Plan allows the Compensation Committee to grant restricted stock units (or “RSUs”), which are notional shares that entitle the participant to receive at the end of a specified deferral period (which may or may not be coterminous to the vesting period applicable to the Award) either shares of our common stock, cash equal to the then fair market value of our common stock or any combination of shares and cash, as determined by the Compensation Committee. The terms and conditions attached to any Award of RSUs will be determined by the Compensation Committee. Dividend equivalents on the specified number of shares of common stock covered by RSUs may be paid on a current, deferred or contingent basis, as determined by the Compensation Committee on or following the date of grant.

Stock Appreciation Rights.  The Compensation Committee may grant stock appreciation rights (or “SARs”), which generally represent the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price of the SAR. The exercise price per share of an SAR will be an amount determined by the Compensation Committee. However, SARs must generally have an exercise price not less than the fair market value of the common stock on the date the SAR is granted. The term of an SAR may not exceed 10 years.

Bonus Stock.  Bonus stock awards may be granted to eligible individuals. Each bonus stock award will constitute a transfer of unrestricted shares of common stock on terms and conditions determined by the Compensation Committee.

Dividend Equivalents.  Dividend equivalents may be granted to eligible individuals, entitling the participant to receive cash, common stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments at the discretion of the Compensation Committee. Dividend equivalents may only be awarded in connection with another Award. Dividend equivalents will be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

Other Stock-Based Awards; Cash Awards.  Other stock-based awards may be granted that consist of a right denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock. In the discretion of the Compensation Committee, other stock-based awards may be subject to such vesting and other terms as the Compensation Committee may establish, including performance goals. Cash awards may be granted as an element of or a supplement to any other stock-based awards permitted under the 2018 Plan.

Substitute Awards.  Individuals who become eligible to participate in the 2018 Plan following a merger, consolidation or other acquisition by our Company may be entitled to receive substitute Awards in exchange for similar awards that the individual may have held prior to the applicable merger, consolidation or other acquisition. If the substitute Award is in the form of a stock option or SAR, these Awards may be granted with an exercise price that is less than the fair market value per share on the replacement date, to the extent necessary to preserve the value of the original award for that individual.

Other Provisions

Minimum Vesting Requirements.  The minimum vesting or forfeiture restriction period with respect to Awards (other than performance awards) subject to a continued employment or service requirement that are settled in common stock shall be one year and the minimum performance period for performance awards is one year.

Recapitalization Adjustments.  In the event of any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to our common stock, the number of shares of common stock with respect which Awards may be granted, the number of shares subject to outstanding Awards, the exercise price with respect to outstanding Awards and the individual grant limits with respect to share-denominated Awards shall be equitably adjusted to reflect such event.

Change of Control.  Unless provided otherwise in an applicable award agreement, in the event of a “change in control” (as defined in the 2018 Plan), the vesting of all awards will be accelerated and any performance criteria will be deemed to be achieved to the maximum extent possible.

Termination or Amendment of the 2018 Plan; No Repricing.  Our Board may amend, suspend or terminate the 2018 Plan at any time and for any reason. Amendments to the 2018 Plan will be submitted for stockholder approval if an amendment increases the maximum number of shares available under the 2018 Plan, changes the designation or class of persons eligible to receive awards under the 2018 Plan or if required by applicable law or by applicable stock exchange listing requirements. Amendments to limit the scope of the 2018 Plan do not require stockholder approval. No amendment to the 2018 Plan or awards may adversely affect in any material way any outstanding award without the consent of the holder of such award. The Compensation Committee does not have the authority, without the approval of stockholders, to amend any outstanding stock option or stock appreciation right to reduce its exercise price per share.

Term of the 2018 Plan.  If our stockholders approve this proposal, the 2018 Plan will become effective upon such approval. Unless earlier terminated by action of our Board, the 2018 Plan will terminate on June 6, 2028. Awards granted before the termination date of the 2018 Plan will continue to be effective according to their terms and conditions.

Tax Withholding.  A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the 2018 Plan, and the Compensation Committee will not be required to issue any shares or make any payment until the participant satisfies those obligations in a manner satisfactory to us. The Compensation Committee may permit tax withholding obligations to be satisfied by having the Company withhold a portion of the shares that would otherwise be issued to the participant under an Award or by allowing the participant to surrender previously acquired shares.

Transferability of Awards. Participants may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Award, other than a bonus stock award. Stock options and SARs may only be exercised by a participant during that participant’s lifetime or by the person to whom the participant’s rights pass by will or the laws of descent and distribution. However, notwithstanding these restrictions, a participant may assign or transfer, without consideration, an Award, other than an incentive stock option, with the consent of the Administrator and subject to various conditions stated in the 2018 Plan. All shares of common stock subject to an Award and evidenced by a stock certificate will contain a legend restricting the transferability of the shares pursuant to the terms of the 2018 Plan, which can be removed once the restrictions have terminated, lapsed or been satisfied. If shares are issued in book entry form, a notation to the same restrictive effect will be placed on the transfer agent’s books in connection with such shares.

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

Clawback Policy.  The 2018 Plan contains a clawback provision, which provides that (i) the Company will not be required to comply with any term of the plan or awards thereunder if and to the extent prohibited by applicable law or to the extent doing so would require that the participant reimburse the Company for such amounts under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and (ii) the participant will reimburse the Company for incentive-based awards and profits realized from the sale of award shares as required by applicable law, including but not limited to the Sarbanes Oxley Act and the Dodd-Frank Act.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to participants arising from participation in the 2018 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the 2018 Plan may vary depending on his or her particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonstatutory options and SARs with an exercise price less than the fair market value of shares of the Company common stock on the date of grant, SARs payable in cash, RSUs, and certain other Awards that may be granted pursuant to the 2018 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants under the 2018 Plan

Stock Options and Stock Appreciation Rights.  Participants will not realize taxable income upon the grant of a stock option or SAR. Upon the exercise of a nonstatutory option or SAR, a participant will recognize ordinary compensation income (subject to our withholding obligations if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonstatutory option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to our Company” below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the common stock acquired as a result of the exercise of a nonstatutory option or SAR, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive a stock option intended to qualify as an incentive stock option under Section 422 of the Code will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “Tax Consequences to our Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a stock option, whether a nonstatutory option or an incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonstatutory option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonstatutory option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the nonstatutory option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonstatutory option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The 2018 Plan generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the 2018 Plan allows the Compensation Committee to permit the transfer of Awards (other than incentive stock options) in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of nonstatutory options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonstatutory options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options. If a nonstatutory option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested nonstatutory option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonstatutory option at the time of the gift. The value of the nonstatutory option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the nonstatutory option and the illiquidity of the nonstatutory option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2018, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonstatutory option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonstatutory options has not been extended to unvested nonstatutory options. Whether such consequences apply to unvested nonstatutory options or to SARs is uncertain and the gift tax implication of such a transfer is a risk the transferor will bear upon such a disposition.

Restricted Stock; RSUs; Bonus Stock; Other Stock-Based Awards; Cash Awards.  A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of an RSU, but

2018 PROXY STATEMENT

Proposal 3 – Approval of the 2018 Long Term Incentive Plan (continued)

rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of our common stock in settlement of the RSU, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The DER Account, if any, with respect to an RSU will be taxable as ordinary compensation income, not dividend income, when paid.

A recipient of restricted stock or bonus stock generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to our Company,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to our Company

Reasonable Compensation.  In order for the amounts described above to be deductible by us (or one of our subsidiaries), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments.  Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2018 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

New Plan Benefits

The future awards, if any, that will be made to eligible persons under the 2018 Plan are subject to the discretion of the Compensation Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors under the 2007 Plan. Therefore, a New Plan Benefits Table is not provided.

Vote Required

Approval of the 2018 Plan and the shares reserved under the 2018 Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

Board Recommendation

The Board recommends a vote “FOR” the approval of the 2018 Plan.

2018 PROXY STATEMENT

Proposal 4 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Moss Adams LLP (“Moss Adams”) as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2018, and our internal control over financial reporting as of December 31, 2018.

As previously reported, effective November 16, 2017, Hein & Associates LLP (“Hein”), the independent registered public accounting firm for the Company since 2005, combined with Moss Adams. As a result of this transaction, on November 16, 2017, Hein resigned as the independent registered public accounting firm for the Company, and the Company’s Audit Committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company.

Hein served as our independent registered public accounting firm from 2005 to 2017 and provided us audit-related services during that time, and Moss Adams has provided us audit-related services since the fourth quarter of 2017. Hein also provided us tax services from 2005 through 2008. Representatives of Moss Adams are expected to be present at the annual meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

The audit reports of Hein on the Company’s financial statements for the years ended December 31, 2016, and 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2016 and through the subsequent interim period preceding Hein’s resignation, there were no disagreements between the Company and Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Hein, would have caused them to make reference thereto in their reports on the Company’s financial statements for such years. In addition, during the periods identified above, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years ended December 31, 2016, and through the subsequent interim period preceding Moss Adams’ engagement, the Company did not consult with Moss Adams on either: (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Moss Adams did not provide either a written report or oral advice to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in item 304(a)(1)(v) of Regulation S-K.

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal year 2018.

2018 PROXY STATEMENT

Proposal 4 – Ratification of the Appointment of the Independent Registered Public Accounting Firm (continued)

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for fiscal year 2018.

2018 PROXY STATEMENT

Board of Directors, Board Meetings and Committees

Board Structure and Meetings

Our Board currently has seven directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board is classified into three classes of directors, each serving staggered, three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2020, 2018 and 2019, respectively. Our bylaws provide that the Board will consist of at least three but not more than nine directors, and the exact number of directors that make up the Board will be fixed from time to time by resolution of the Board. No decrease in the number of directors may shorten the term of any incumbent director.

The directors currently serving on our Board are J. Ross Craft, James C. Crain, Alan D. Bell, Vean J. Gregg III, Matthew R. Kahn, Morgan D. Neff and Matthew D. Wilks. James H. Brandi served on the Board as a Class II director from 2007 until his retirement on December 31, 2017, under the terms of the Stockholders Agreement, from the Board, the Audit Committee and the Compensation Committee.

2017 Board Expansion and Recapitalization

On January 27, 2017, we announced the successful closing of the Exchange Transaction with Wilks to exchange $130,552,000 principal amount of our Senior Notes, for 39,165,600 new shares of our common stock. Following the closing of the Exchange Transaction, Wilks became our largest stockholder, holding approximately 48.5% of our outstanding common stock. Following the Exchange Transaction, the Company launched the Follow-On Exchange, which closed on March 22, 2017, with holders of $14,528,000 principal amount of Senior Notes participating in the exchange. At the close of the Follow-On Exchange, Wilks remained the Company’s largest stockholder with 45.52% of the Company’s issued and outstanding common stock.

In connection with the close of the Exchange Transaction, the Company also entered into the Stockholders Agreement with Wilks. Under the Stockholders Agreement, the Company appointed three Wilks’ designees to the Board of Directors of the Company, Matthew R. Kahn, Morgan D. Neff and Matthew D. Wilks. After these appointments, the number of directors comprising the Board increased to eight. Mr. Kahn was also appointed to serve on each of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees. The Stockholders Agreement provided that the Board be reduced from eight members to seven members on December 31, 2017, with one of the Wilks-nominated directors resigning if Wilks’ equity ownership drops below 40%, and a non-Wilks-nominated director resigning if Wilks retains 40% or more of our outstanding equity. As of December 31, 2017, Wilks held 44,239,713 shares of the Company’s common stock, or approximately 46.8% of our total outstanding common stock, and Mr. Brandi resigned from the Board. In connection with Mr. Brandi’s resignation, the Board reduced the number of directors to seven.

Board Leadership

Our Board has determined that a leadership structure consisting of a combined role of Chairman of the Board and Chief Executive Officer, together with a strong Lead Independent Director, is appropriate for our Company. As Mr. Craft bears the primary responsibility for managing our day-to-day business, the combination of the role of Chairman and Chief Executive Officer ensures that key business issues and stockholder interests are brought to the attention of our Board. In addition, as a result of his role as the Chief Executive Officer of the Company, Mr. Craft has Company-specific experience that is valuable in his role as Chairman of the Board when identifying strategic priorities, leading the discussion and execution of strategy and facilitating the flow of information between management and the Board.

To give a significant voice to our independent, non-management directors, to act as a liaison between the non-management Board members and management and to reinforce effective, independent leadership on the Board, as

2018 PROXY STATEMENT

Board of Directors, Board Meetings and Committees (continued)

well as in recognition of his demonstrated leadership skills, the Board has appointed Mr. Gregg as Lead Independent Director. The Lead Independent Director’s responsibilities are set forth in the Company’s Lead Independent Director charter and include:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serving as the principal liaison between the Chairman and the independent directors;

•	Approving all information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information;

•	Approving meeting agendas for the Board;

•	Approving the frequency of Board meetings and Board meeting schedules, and assuring there is sufficient time for discussion of all agenda items;

•	Calling meetings of the independent directors as needed;

•	Ensuring that he is available for consultation and direct communication with major stockholders upon request; and

•

Upon delegation of authority from the Nominating and Governance Committee, overseeing the development, recommendation and implementation of a process for the assessment of the effectiveness of the Board, each committee and the Board members, and administering such assessments as often as determined by the Board.

We believe that the above structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide for appropriate oversight, discussion and evaluation of decisions and direction from the Board, and are in the best interest of our stockholders.

Meetings

During 2017, our Board held eight meetings. In addition, the independent directors met regularly in executive session. Each director attended in person or by telephone at least 75% of the total Board meetings and meetings of Board committees of which he was a member in 2017.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, and discusses the same with management.

Under its charter, the Audit Committee reviews and discusses with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters, as well as liquidity risks and guidelines, policies and procedures for monitoring and mitigating risks.

The Audit Committee meets regularly in executive session without the Company’s independent public accounting firm and without management. Members of the Audit Committee routinely observe meetings of the Company’s Disclosure Committee, which meets before the Company files quarterly and annual financial reports with the SEC. In addition, the Audit Committee reviews and discusses with management and the Company’s independent public accounting firm any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting. The Audit Committee also meets with our internal controls, Sarbanes-Oxley compliance and enterprise risk management consultants, and, if applicable, reviews related-party transactions for potential conflicts of interest. Finally, the Audit Committee oversees the reserves estimation process and meets with our CEO, key management and our independent engineering firm to review the processes used to prepare our proved reserves reports.

2018 PROXY STATEMENT

Board of Directors, Board Meetings and Committees (continued)

The Compensation Committee oversees the management of risks associated with executive compensation, and meets regularly in executive session without management. See “Compensation Practices as They Relate to Risk Management” for additional discussion of the Compensation Committee’s oversight of risks relating to executive compensation. The Nominating and Governance Committee oversees the management of risks associated with corporate governance practices and procedures, including independence of the Board, and makes recommendations to the Board regarding improvements. While each committee is responsible for overseeing the management of certain risks, the entire Board is regularly informed through committee reports about such risks.

Committee Composition and Meetings

The table below describes committee membership and the number of meetings of each of the committees in 2017. The function of each of the committees is described in greater detail below.

Each of the committees operates under a written charter adopted by our Board. Each of the committee charters is available under the Corporate Governance subsection of the “About” section of our website at www.approachresources.com and is available in printed form upon request by any stockholder.

Committee Membership 2017

Name of Director	Audit	Compensation	Nominating and Governance	Board of Directors
Alan D. Bell	Chair	Member		Member
James H. Brandi(1)	Member	Member		Member
J. Ross Craft, P.E.				Chair
James C. Crain	Member		Chair	Member
Vean J. Gregg III		Chair	Member	Lead Independent Director
Matthew R. Kahn(2)	Member	Member	Member	Member
Morgan D. Neff(2)				Member
Matthew D. Wilks(2)				Member
Number of meetings	5	5	3	8

(1)	Mr. Brandi served on the Board until his resignation on December 31, 2017. Mr. Brandi was appointed to the Compensation Committee on March 6, 2017.
(2)	Each of Messrs. Kahn, Neff and Wilks was appointed to the Board on January 27, 2017.

Audit Committee

We have an audit committee established according to Section 10A-3 of the Exchange Act. Our Audit Committee is currently made up of Alan D. Bell, Chairman, James C. Crain and Matthew R. Kahn. Our Board has determined that all members of the Audit Committee, including Mr. Brandi during his service on the committee, are independent Audit Committee members under SEC and NASDAQ rules and regulations. Additionally, the Board has determined that each member of the Audit Committee, including Mr. Brandi during his service on the committee, has accounting and related financial management expertise necessary to serve on the Audit Committee. The Board has determined that Mr. Bell, Mr. Crain and Mr. Kahn are each “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K. In addition to regularly scheduled meetings, Audit Committee members communicate with each other concerning audit matters outside of meetings as necessary. As Chairman of the Audit Committee, Mr. Bell regularly reports to the full Board regarding audit matters.

2018 PROXY STATEMENT

Board of Directors, Board Meetings and Committees (continued)

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee assists our Board in fulfilling the Board’s oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent registered public accounting firm and our management. For ease of reference in this proxy statement, we may refer to the independent registered public accounting firm as our “accounting firm.”

Principal responsibilities of the Audit Committee under its charter include the following:

•	Appoint, determine funding for and oversee our accounting firm;

•	Preapprove all auditing services, internal control related services and permitted non-audit services (including fees and terms) to be performed for us by our accounting firm;

•	Review and discuss with management and our accounting firm our quarterly and annual financial statements;

•

Review and discuss quarterly reports from our accounting firm on critical accounting policies to be used, any alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with management and other material written communications between the accounting firm and management;

•	Discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts;

•	Discuss with management our major financial and other risk exposures and the steps management has taken to monitor and control such exposures;

•

Review and discuss with management and our accounting firm our internal controls report and our accounting firm’s attestation of our internal controls before the filing of the Company’s annual report on Form 10-K;

•	Review and evaluate the lead partner of our accounting firm audit team; and

•

Establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

Compensation Committee

The Compensation Committee oversees our executive and director compensation. Our Compensation Committee is currently made up of Vean J. Gregg, Chairman, Alan D. Bell and Matthew R. Kahn. Our Board has determined that all members of the Compensation Committee, including Mr. Brandi during his service on the committee, are independent Compensation Committee members under SEC and NASDAQ rules and regulations.

Principal responsibilities of the Compensation Committee under its charter include the following:

•

Review and approve corporate goals and objectives relating to compensation for our CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation;

•

Review and approve the evaluation process and compensation structure for our executive officers and key employees and, in consultation with the CEO, recommend to the Board the annual compensation for such officers and key employees;

•	Review and administer our incentive compensation and stock-based plans;

•	Review director compensation and recommend to the Board the form and amount of director compensation;

2018 PROXY STATEMENT

Board of Directors, Board Meetings and Committees (continued)

•	Meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC’s rules and regulations; and

•	Engage independent compensation consultants, outside legal counsel and other advisers to assist in the evaluation of executive officers’ compensation.

Role of the Compensation Committee

Our Compensation Committee is responsible for the approval, evaluation and oversight of all of our executive officer, director and stock incentive compensation plans, policies and programs. The Compensation Committee also reviews total annual base salaries and bonuses for non-executive employees as recommended by our CEO. In addition to regularly scheduled meetings, Compensation Committee members communicate with each other concerning compensation matters outside of meetings as necessary. As Chairman of the Compensation Committee, Mr. Gregg regularly reports to the full Board regarding compensation matters.

The Compensation Committee meets outside the presence of our executive officers to consider the appropriate compensation for our CEO. The Compensation Committee analyzes the performance of our CEO and determines his base salary, individual performance portions of our annual STIP program and any grant of LTIP or other equity-based awards. For all other executive officers, the Compensation Committee meets outside the presence of all executive officers, except our CEO. Our CEO annually reviews the performance of each executive officer with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, payments to be made under any individual performance portion of our annual STIP program and any grant of LTIP or other equity-based awards. Our CEO has no role in determining his own compensation.

Based on these recommendations from our CEO for non-CEO executive officers and the other considerations discussed in “Compensation Discussion and Analysis” below, the Compensation Committee recommends to the Board the annual compensation package of each of our executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the Compensation Committee.

To the extent permitted by applicable law and regulations, the Compensation Committee may delegate any of its authority to subcommittees of the Compensation Committee, as it deems appropriate.

Role of Compensation Consultant

Since 2011, the Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly and exclusively to the Compensation Committee; however, at the Compensation Committee’s direction, Meridian works with management to review or prepare materials for the Committee’s consideration. Meridian attended four Compensation Committee meetings in 2017. The Compensation Committee did not engage any consultant other than Meridian during 2017 to provide executive or director compensation consulting services. The Compensation Committee’s engagement of Meridian includes the following services:

•

Consult with the Compensation Committee on executive compensation matters to align the Compensation Committee’s actions with stockholder interests, the Company’s business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;

•

Provide comprehensive, competitive market data for the Compensation Committee to consider in determining executive base salary and short- and long-term incentive awards, including advice regarding the design of the Company’s STIP and LTIP;

•	Review other parts of our compensation and benefits programs, including executive benefits and perquisites, change-in-control protections, severance policies and stock ownership requirements;

•	Provide advice on proposed compensation actions;

•	Assist the Compensation Committee in the design and level of non-employee director compensation;

2018 PROXY STATEMENT

Board of Directors, Board Meetings and Committees (continued)

•	Provide regular updates of changes in executive compensation and governance policies of proxy advisory services and evaluate how the Company’s program compares against those policies;

•	Provide periodic Monte Carlo evaluations for TSR stock awards; and

•	Attend and participate in Compensation Committee meetings as the Compensation Committee deems appropriate.

In June 2017, the Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors:

•	Other services provided to us by Meridian;

•	Fees paid by us as a percentage of Meridian’s total revenue;

•	Policies or procedures maintained by Meridian that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

•	Any Company stock owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Meridian did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee is currently made up of James C. Crain, Chairman, Vean J. Gregg and Matthew R. Kahn. Our Board has determined that all members of the Nominating and Governance Committee are independent under SEC and NASDAQ rules and regulations. In addition to regularly scheduled meetings, Nominating and Governance Committee members communicate with each other concerning nominating and governance matters outside of meetings as necessary. As Chairman of the Nominating and Governance Committee, Mr. Crain regularly reports to the full Board regarding nominating and governance matters.

The Nominating and Governance Committee assists the Board by identifying individuals qualified for election and re-election as Board members and recommends to the Board director nominees for election by the stockholders or appointment by the Board, as the case may be. The Nominating and Governance Committee also recommends to the Board director nominees for each committee of the Board. The Nominating and Governance Committee is also responsible for developing and maintaining the Company’s corporate governance policies and acting on specific matters within its delegated authority, as determined by the Board from time to time.

Principal responsibilities of the Nominating and Governance Committee under its charter include the following:

•	Assess and develop the Company’s corporate governance guidelines, monitor industry developments and governance practices, and make recommendations to the Board regarding improvements;

•	Develop and recommend director qualifications to the Board for its approval;

•	Establish procedures for evaluating the suitability of potential director nominees;

•	Identify and recommend potential director nominees for election by the stockholders or appointment by the Board, as the case may be;

•	Review the suitability for continued service as a director of each Board member as applicable; and

•	Assess the size, composition and leadership of the Board and make recommendations to the Board regarding the same.

For more information on the director nomination process and the policies of the Nominating and Governance Committee, please see “Corporate Governance – Identifying and Evaluating Nominees for Director.”

2018 PROXY STATEMENT

Corporate Governance

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents, including our governance guidelines, are available under the Corporate Governance subsection of the “About” section of our website at www.approachresources.com, and are available in print upon request by any stockholder to our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. The information on our website is not part of this proxy statement.

Corporate Governance Policies and Practices

In March 2016, our Board adopted Corporate Governance Guidelines, which can be viewed on our website at “About – Corporate Governance” at www.approachresources.com.

The Corporate Governance Guidelines address the following matters:

•	Director qualification standards;

•	Director responsibilities;

•	Board communications with third parties and confidentiality;

•	Attendance and board memberships;

•	Director access to management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Director retirement;

•	Chief executive officer evaluation and management succession;

•	Annual performance evaluation of the board; and

•	Meetings of independent directors.

In addition, the corporate governance matters listed below and discussed in this proxy statement summarize the Board’s authority and policies and practices in place to review and evaluate the Company’s business and to make decisions that are independent of the Company’s management:

•	Board structure and meetings, including executive sessions;

•	Board’s role in risk oversight;

•	Qualifications, independence, responsibilities and compensation of directors;

•	Committee functions and independence of committee members;

•	Performance evaluation of our executive officers and directors;

•	Adherence to a Code of Conduct; and

•	Review and approval of related-party transactions.

2018 PROXY STATEMENT

Corporate Governance (continued)

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance subsection of the “About” section of our website at www.approachresources.com. Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change or waiver for any of our officers, by our independent directors. All changes and waivers will be disclosed as required by SEC and NASDAQ rules and regulations.

Board Independence

The Board has determined that, except for our Chairman and CEO, all members of our Board, including our Lead Independent Director, are independent under SEC and NASDAQ rules and regulations. The Board has also determined that all of the current members of the Audit Committee, Compensation Committee and Nominating and Governance Committee are independent under applicable SEC and NASDAQ rules and regulations. In making these determinations, the Board undertook a review of applicable matters which included the related party transactions discussed below under “Certain Relationships and Related-Party Transactions.”

Identifying and Evaluating Nominees for Director

The policy of the Nominating and Governance Committee is to consider properly submitted nominations for candidates for membership on the Board. The Nominating and Governance Committee and Board seek individuals who are of high ethical character and who share our professional values. The Nominating and Governance Committee and the Board also seek individuals with a diversity of professional experiences, including chief executive officers and other operating executives, investment and finance professionals, attorneys and individuals with experience or advanced degrees in public accounting. In 2018, the Nominating and Governance Committee revised their nominating policy to include a review of the gender and other diversity a potential director would bring to the board. Criteria that the Nominating and Governance Committee will use to evaluate director nominees include:

•	A candidate’s strength of character, independence of opinion and sound business judgment;

•	The proportion of Board members who meet the criteria for independence required by NASDAQ;

•	A candidate’s broad understanding of business, financial affairs and the complexities of a business organization;

•	A candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders;

•	A candidate’s ability to devote sufficient time to effectively administer our affairs;

•	A candidate’s educational background and expertise in areas significant to our operations; and

•	The diversity of race, gender, age and cultural background a candidate can bring to the Board.

The Nominating and Governance Committee does not discriminate on the basis of race, gender, age or cultural background in identifying and nominating director candidates. For purposes of consideration of diversity, the Nominating and Governance Committee and the Board include members with differences of viewpoint, professional experience, education, skills and other individual qualities and attributes.

In connection with the Exchange Transaction, we also entered into the Stockholders Agreement. Under the Stockholders Agreement, Wilks designated Mr. Kahn, Mr. Neff and Mr. Wilks to fill three new board seats, and our board appointed them on January 27, 2017. When these designees’ terms expire, Wilks may designate for nomination for election to the Board such directors or replacements for such directors depending on the number of outstanding shares of common stock beneficially owned by Wilks.

The Nominating and Governance Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and stockholders. For the deadlines for

2018 PROXY STATEMENT

Corporate Governance (continued)

stockholder suggestions to the Nominating and Governance Committee of individuals to be considered for nomination as candidates to be elected at the 2019 annual meeting of stockholders, see “Other Matters – Submission of Stockholder Proposals and Other Deadlines for the 2019 Annual Meeting of Stockholders.” Any such suggestion should be sent to the Nominating and Governance Committee, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. The information should include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the Nominating and Governance Committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the Nominating and Governance Committee and the Board. Possible candidates suggested by stockholders are evaluated by the Committee in the same manner as are other possible candidates. The Nominating and Governance Committee has not retained a third-party search firm to identify candidates at this time but may do so in the future at its discretion.

Director Retirement Policy

In 2016, the Board adopted governance guidelines which included a retirement provision requiring each director to submit his resignation, which the Board may waive with respect to a director, at the first annual meeting that follows such director’s 72nd birthday. The 2018 annual meeting is the first annual meeting that follows Mr. Bell’s 72nd birthday. In light of the significant changes to the Board’s composition in 2017 as a result of the Exchange Transaction, as well as Mr. Bell’s continued service as the chair of our Audit Committee, and deep institutional knowledge of our Company, the Nominating and Corporate Governance Committee found it in the best interests of our Company and our stockholders, and the Board agreed, to waive the age-related retirement policy with respect to Mr. Bell for the duration of his current term as a director.

Communications with the Board

Stockholders may send written communications to the Board, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in a written policy that has been approved by the Board. All directors that were members of the Board in 2017 attended the last annual meeting of stockholders.

2018 PROXY STATEMENT

Stock Ownership Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These Section 16 officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this proxy statement any failure to file by these dates in 2017.

Based solely on our review of reports and written representations that we have received during the year ended December 31, 2017, we believe that all required reports were filed timely, except that four Form 4s reporting six transactions filed by Wilks Brothers, LLC, were filed late.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 17, 2018, beneficial ownership of our common stock by our directors, the executive officers named in the Summary Compensation Table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

Name	Number of Shares of Common Stock Owned(1)	Percent(2)
Directors and Executive Officers:
J. Ross Craft, P.E.(3)	1,974,573	2.1%
Qingming Yang, PhD(3)	834,410	*
Sergei Krylov(3)	646,873	*
J. Curtis Henderson(3)	770,947	*
Alan D. Bell(3)	128,701	*
James C. Crain(3)	180,242	*
Vean J. Gregg III(3)	163,210	*
Matthew R. Kahn(3)(4)	61,418	*
Morgan D. Neff(5)	—	*
Matthew D. Wilks(5)	—	*
All executive officers and directors as a group (10 persons)(3)	4,760,374	5.0%
Other Beneficial Owners:
Wilks Brothers, LLC(6)(7)	45,239,713	47.8%
Amistad Energy Partners, LLC(8)	7,573,403	8.0%
*	Less than one percent.
(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.
(2)	Based on 94,627,262 shares of our common stock outstanding at April 17, 2018.
(3)	The principal business address for each of these directors and executive officers is c/o Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116.
(4)	Includes 5,040 shares of common stock held directly and 56,378 shares of common stock held indirectly by MRSAKAHN, LLC, of which Mr. Kahn is the sole member.
(5)	The principal business address for each of Mr. Neff and Mr. Wilks is 17010 IH 20, Cisco, TX 76437.
(6)	Based on a Form 4 filed on January 12, 2018, Wilks Brothers, LLC hold directly 37,799,413 shares of our common stock. Wilks Brothers, LLC’s principal business address is 17010 Interstate 20, Cisco, TX 76437.

2018 PROXY STATEMENT

Stock Ownership Matters (continued)

(7)	Based on a Schedule 13D/A filed with the SEC on April 12, 2018, by Wilks Brothers, LLC, SDW Investments, LLC, Dan H. Wilks, Staci Wilks, and Farris Wilks. Dan H. Wilks and Farris Wilks serve as the managers of Wilks Brothers, LLC, and Dan H. Wilks and Staci Wilks serve as the managers of SDW Investments, LLC. Each of the foregoing may be deemed to beneficially own, in the aggregate, 45,239,713 shares of our common stock. The principal business address for each of the foregoing is 17010 Interstate 20, Cisco, TX 76437.
(8)	Based on a Schedule 13G filed with the SEC on February 14, 2018, by Kayne Anderson Capital Advisors, L.P. (“KACALP”), Kayne Anderson Energy Fund VII, L.P. (“KAEF VII”), Richard A. Kayne (“Mr. Kayne”) and Amistad Energy Partners, LLC (“Amistad”). Amistad is a portfolio company of KAEF VII, therefore KAEF VII and Amistad may each be deemed to beneficially own the common stock owned by Amistad. KAEF VII owns 98.7% of the member interests of Amistad and controls the board of Amistad. KACALP is the managing member of the general partner of KAEF VII. Richard A. Kayne is the controlling shareholder of Kayne Anderson Investment Management, Inc., the general partner of KACALP. Mr. Kayne is also a limited partner of KAEF VII. KACALP disclaims beneficial ownership of the securities owned by Amistad in excess of its pecuniary interest therein and this statement shall not be deemed an admission that KACALP is the beneficial owner of the reported common stock for the purposes of Section 13(d) of the Exchange Act or any other purpose. Mr. Kayne disclaims beneficial ownership of the shares reported on the Schedule 13G, except those shares held by him or attributable to him by virtue of his limited partnership interests in KAEF VII LP and his indirect interest in the interest of KACALP in KAEF VII. The principal office and business address of KAEF VII, KACALP and Mr. Kayne is 1800 Avenue of the Stars, Third Floor, Los Angeles, CA 90067. The principal office and business address of Amistad is 21555 Provincial Blvd, Suite B, Katy, TX 77450.

2018 PROXY STATEMENT

Executive Officers

The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position
J. Ross Craft, P.E.	61	Chairman of the Board and Chief Executive Officer
Qingming Yang, PhD	54	President and Chief Operating Officer
Sergei Krylov	40	Executive Vice President and Chief Financial Officer
J. Curtis Henderson	55	Chief Administrative Officer and Corporate Secretary

J. Ross Craft, P.E., has been our Chief Executive Officer and a member of our Board since our inception in September 2002. In November 2014, Mr. Craft was appointed Chairman of the Board. For Mr. Craft’s biographical information, please see “Proposal 1—Election of Directors—Directors.”

Qingming Yang, PhD, joined us in July 2009 as Vice President—Exploration. In November 2010, Dr. Yang was named Executive Vice President—Business Development and Geosciences and, in December 2012, Dr. Yang was named Chief Operating Officer. In January 2017 Dr. Yang was named President and Chief Operating Officer. Dr. Yang has over 25 years of domestic and international exploration, technical and operating experience in the oil and gas industry. Before joining Approach, Dr. Yang was employed by Pioneer Natural Resources for 12 years in a variety of positions, including Exploration Manager for Worldwide Exploration and Business Development, Geosciences Advisor and Technical Lead for Pioneer’s Eagle Ford Shale team. Dr. Yang is a member of the American Association of Petroleum Geologists (AAPG) and served as an Associate Editor for the AAPG Bulletin from 2003-2009. In addition, Dr. Yang was Chairman of Dallas Geological Society International Committee in 2002. Dr. Yang earned his B.S. in Petroleum Geology from Chengdu University of Technology in the People’s Republic of China, his M.A. in Geology from George Washington University and his Ph.D. in Structural Geology from the University of Texas at Dallas.

Sergei Krylov joined us in January 2014 as Executive Vice President and Chief Financial Officer. From 2000 to 2013, Mr. Krylov worked at J.P. Morgan Securities LLC in the Energy Investment Banking group, where he most recently served as Managing Director. While at J.P. Morgan, Mr. Krylov advised clients on strategic planning, mergers and acquisitions, and capital markets transactions. Mr. Krylov holds a B.B.A. in Finance, summa cum laude, from Pace University.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, General Counsel and Corporate Secretary. In December 2013, Mr. Henderson was named Chief Administrative Officer and Corporate Secretary. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1996 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public, broadband wireless telecommunications company based in Dallas. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 25 years of experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law, where he served as Articles Editor of the Washington and Lee Law Review. Mr. Henderson is the brother-in-law of J. Ross Craft, our Chairman and Chief Executive Officer.

2018 PROXY STATEMENT

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding future Company performance goals and measures. These goals and measures are disclosed in the limited context of the Company’s incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts. Throughout this proxy statement, the individuals who served as our CEO and CFO during fiscal year 2017, as well as our other executive officers, are referred to as our “named executive officers” or “executive officers.” Specifically for 2017, our named executive officers were:

Name	Position During Fiscal Year 2017
J. Ross Craft, P.E.	Chairman of the Board and Chief Executive Officer (“CEO”)
Qingming Yang, PhD	President and Chief Operating Officer (“COO”)
Sergei Krylov	Executive Vice President and Chief Financial Officer (“CFO”)
J. Curtis Henderson	Chief Administrative Officer (“CAO”) and Corporate Secretary

Introduction and Overview

The following discussion and analysis is intended to assist you in understanding our compensation program for our executive officers. It is intended to cover all of the compensation elements paid to our executive officers and the reasoning used by the Compensation Committee in structuring our executive compensation program, which is designed primarily to incentivize our executive officers to build long-term stockholder value.

We believe our success depends on the continued contributions of our executive officers. Our executive compensation program is designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with comparable public companies and that recognizes both overall business and individual performance. Our policies are also intended to support the achievement of our strategic objectives by aligning the interests of our executive officers with those of our stockholders through operational and financial performance goals and the use of equity-based compensation.

Executive Summary

We seek to pay our executive officers for performance, closely align the interests of our executive officers with the interests of our stockholders and attract, retain and motivate top executive talent. Below is a summary of our key performance results, achievements and compensation decisions in 2017 and 2018, as applicable. In reporting our financial and operating results, natural gas is converted at a rate of six thousand cubic feet of gas to one barrel of oil equivalent (“Boe”), and natural gas liquids (“NGLs”) are converted at a rate of one barrel of NGLs to one Boe.

Our Performance in 2017

We continued to achieve strong operational results in the midst of a difficult and volatile commodity price environment in 2017, while focusing on a measured increase in our drilling activity, strengthening our balance sheet, maintaining compliance with our credit covenants, executing a recapitalization transaction to substantially reduce our outstanding debt and annual interest payments, and improving our operating cash flow. In the first quarter of 2017, we successfully closed two debt for equity exchange offers, reducing our outstanding debt by approximately $145 million and saving the Company over $44 million of future interest payments.

In 2017, we began a measured increase in our drilling program, drilling 13 and completing nine horizontal wells in the Wolfcamp, and leaving ten horizontal wells drilled but awaiting completion. As of December 31, 2017, we had drilled and

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

completed 178 horizontal Wolfcamp shale oil wells. Under the leadership of our executive team in 2017, we continued development of our Wolfcamp shale oil play in a fiscally responsible, returns-oriented manner.

In 2017, under the leadership of our executive team and capitalizing on our knowledge of the Wolfcamp play, we acquired producing Wolfcamp shale assets adjacent to our Project Pangea acreage (the “Bolt-On Acquisition”). The Bolt-On Acquisition included estimated proved developed reserves of 1.6 MMboe, 3,300 net acres held by production and 36,000 net undeveloped acres subject to a continuous development obligation.

In addition, we continued to focus on maintaining our status as a low-cost operator in the Midland Basis, achieving a record low LOE per BOE for the Company, and focusing on efficient operations. Our executive officers were critical in achieving these results, which reflect continued progress in executing our strategy of leading the horizontal development of the Wolfcamp shale oil play in the southern Midland Basin, while operating as a low-cost producer and maintaining financial flexibility. Further, in 2017 we extended the term on our revolving credit facility to May 7, 2020, and reaffirmed our $325 million borrowing base.

We summarize key financial and operational results for 2017 that were important to our compensation decisions for 2017 and to-date for 2018. Threshold, target or excellent performance goals as they relate to our 2017 incentive plans are also highlighted, where they apply.

Category	Key Results Achieved
Capital Efficiency(1)	• Cost for wells drilled and completed in 2017 totaled $11.16 per Boe (target was $16.00 per Boe).
General and Administrative Expense (“G&A”) per Boe	• G&A totaled $5.75 per Boe (threshold was $6.00 per Boe).
Lease Operating Expense (“LOE”) per Boe	• LOE totaled $4.23 per Boe (target was $5.00 per Boe).
Financial Strength(2)(3)

•    Achieved strong cost controls while improving our balance sheet at year-end

•    Liquidity of approximately $33.7 million at year-end.

•    Successfully completed financial restructuring transaction, reducing long-term debt by $145.1 million and future interest payments by $44 million.

•    Successfully completed negotiations to amend and extend our credit facility.

(1)	Calculated by dividing total drilling and completion costs for wells drilled and completed in 2017 by net reserves booked for such wells as reported in the 2017 DeGolyer and MacNaughton reserve report, filed with our annual report on Form 10-K for the fiscal year ended December 31, 2017.
(2)	Liquidity is a non-GAAP financial measure calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents.
(3)	Reconciliation to our audited financial statements and other information on non-GAAP financial measures used in this proxy statement can be found under “Supplemental Non-GAAP Financial Information and Cautionary Statements” following our annual report on our Form 10-K for the fiscal year ended December 31, 2017.

In addition to our overall corporate goals, the Company achieved the following operational highlights in 2017:

•	Full year production of 4,232 MBoe or 11.6 MBoe/d, above the midpoint of annual guidance

•	Year-end 2017 proved reserves 181.5 MMBoe, an increase of 16% over the prior year

•	Strengthened balance sheet and reduced the outstanding principal of our long-term debt by $127.1 million

•	Increased operating cash flow by $11.4 million or 44% over the prior year

•	7% decrease in LOE over the prior year, delivering record low annual LOE of $4.23 per Boe

•	Drilled 13 and completed nine horizontal Wolfcamp wells during the year with an inventory of 10 drilled and uncompleted wells at year-end

•	Reserve replacement ratio of 748%

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2017 TSR Performance

We believe that the volatility of commodity prices contributed heavily to lower-than-expected or negative TSR among public E&P companies, and particularly among small-cap public E&P companies like us. In 2017, we saw an unexpectedly slow, volatile recovery in crude oil prices, and did not achieve the same TSR growth in 2017 as we did in 2016. Due in part to the strong operational and cost control results described above, as well as the completion of the Company’s successful recapitalization transaction, our TSR in 2017, as calculated under our TSR stock award agreements, was negative 26%, compared to negative 38% for the median of our 2017 compensation peer group. Our two-year TSR was a positive 51%, compared to approximately negative 21% for our 2016 peer group (excluding peer companies that declared bankruptcy during the applicable period).

As discussed throughout this CD&A, the TSR stock awards granted to our executive officers only begin to pay out if our TSR at the end of the applicable performance period ranks at or above a threshold level of our peer group’s TSR performance. In addition, the value of the performance stock awards held by our executive officers depends upon our stock price, further aligning our executives’ compensation with our stockholders’ interests.

Key 2017 Compensation Actions

In light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, we made the following decisions impacting executive officer and non-employee director pay for 2017:

Key 2017 Compensation Actions

•    Reduced the aggregate value of the LTIP award pool granted to our executive officers by 31% from historical target levels.

•    Reduced the aggregate value of the stock retainer granted to compensated non-employee directors in 2017 by 35% from the level set in the director compensation plan.

•    Reduced the payout of 2017 STIP cash awards to our executive officers by 30% of the amount actually achieved under pre-established performance measures.

•    No increase in base salaries for three of our four executive officers in 2017.

•    No increase in the amount of the aggregate STIP award opportunities as a percentage of base salary for our executive officers in 2017.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Corporate Governance Matters and Compensation Program—Highlights

We believe sound corporate governance principles and compensation programs are interrelated. Listed below is a summary of some highlights regarding corporate governance matters and our compensation program:

Focus	Description
Board Structure

•    Lead Independent Director.  In 2014, in connection with combining the roles of Chairman and CEO, we appointed a Lead Independent Director to reinforce effective, independent leadership on the Board.

•    Independence of other Board members.  All Board members except our Chairman and CEO are independent under SEC and NASDAQ rules and regulations.

•    Independence of committee members.  All Board committee members are independent under SEC and NASDAQ rules and regulations.

•    Related-party transactions.  Our Audit Committee is required to review and approve related-party transactions. In 2017, Wilks Brothers, LLC, an affiliate of ours, purchased approximately $43 million principal amount of our Senior Notes on the open market. We have made interest payments on these notes to Wilks Brothers, LLC and all other noteholders under the terms of our senior indenture governing the notes, and these payments have been ratified and approved by our Audit Committee. In addition, in 2018, we engaged ProFrac Services, LLC to perform completions services on certain of our wells. ProFrac Services, LLC is indirectly beneficially owned by parties that, together with the Wilks, are beneficial holders of approximately 47.8% of our outstanding common stock. For further discussion of related party transactions, see the section entitled “Certain Relationships and Related-Party Transactions” below.

Pay for Performance

•    Performance-based LTIP.  Seventy-five percent (75%) of the base award value of our 2017 LTIP is comprised of performance-based LTIP awards with time-vesting restrictions (the “performance stock awards”).

•    Total stockholder return in LTIP.  Twenty-five percent (25%) of the base award value of our 2017 LTIP is comprised of a three-year, relative TSR performance award (the “TSR stock awards”) with threshold, target and excellent performance levels. TSR is measured against our peer group.

•    A range of goals for STIP.  The 2017 STIP includes threshold, target and excellent performance levels for each of the four performance categories to challenge management to deliver measured growth within a competitive cost structure.

Recognition of Market Conditions

•    Limited increase in annual compensation for 2017.  Base salaries and individual STIP award opportunities for our three of our four executive officers were frozen in 2017, while the fourth executive officer received a promotion-related salary increase.

•    Board exercise of negative discretion on compensation.  We reduced the payout of the 2017 STIP awards by 30% of the amount actually achieved based on 2017 performance goals and reduced the value of the LTIP awards granted to our executive officers in 2017 by 31% from our historical target level. We also reduced the aggregate value of the stock retainer granted to compensated non-employee directors in 2017 by 35% from the previously approved director compensation plan, resulting in a corresponding reduction in overall non-employee director compensation expenses.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Focus	Description
Use of Equity

•    Stock ownership guidelines.  During 2017, we had in place stock ownership guidelines for our executive officers and compensated non-employee directors, and each executive officer and compensated non-employee director were in compliance with the guidelines.

•    Policy prohibiting hedging and other transactions.  Our Insider Trading Policy prohibits employees, including our executive officers, and members of the Board from engaging in short-term or speculative transactions in our stock, including short sales, options or other derivatives and from holding our stock in margin accounts or pledging our stock as collateral for loans.

•    Stockholder friendly provisions in 2007 Plan.  Our 2007 Plan includes stockholder friendly provisions, including:

•    a limit on the maximum number of shares available for issuance that cannot be increased without stockholder approval,

•    no reuse or “recycling” of shares used for stock option exercises, withholding taxes and net-settled stock appreciation rights,

•    a minimum three-year vesting period for stock options and stock appreciation rights, and

•    no re-pricing, replacement or re-granting of stock options or other stock awards without stockholder approval if the effect would be to reduce the exercise price of the award, except in the case of adjustments for recapitalizations or reorganizations. Also, we may not cancel an underwater option and replace it with another award.

•    Burn rate—moderate use of equity under 2007 Plan.  At December 31, 2017, our three-year average annual “burn rate” or percentage of outstanding, weighted average shares awarded under the 2007 Plan in prior years, was 2.99%.

•    Clawbacks—recovery of compensation.  All awards granted under the 2007 Plan (including equity awards) contain a clawback provision that subjects the awards to being clawed back to the extent required by applicable law.

Termination and Change in Control

•    Change-in-control provisions.  All of our executive officers, except our CEO, have double-trigger severance provisions upon a change in control in their respective employment agreements. The Compensation Committee’s current policy is to approve only double-trigger severance provisions in any future employment agreements. The employment agreement for our CEO provides for a higher level of severance benefits and retains a single-trigger payment provision upon a change in control, which has been part of our CEO’s employment agreement since 2003.

•    No tax gross-up provisions.  We do not provide tax “gross-ups” on a change in control and our Compensation Committee’s current policy is not to approve any future tax gross-ups.

Compensation Program Objectives and Methodology

As discussed above, the primary objectives of our executive compensation program are as follows:

•	Pay for performance, in which Company and individual performance substantially influence an executive officer’s total compensation opportunity;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	Attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas-Fort Worth, Texas area.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

To accomplish these objectives, we intend to provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with our industry peers, considering individual performance and experience, to ensure that each executive officer is appropriately compensated.

Elements of Our Executive Compensation Program

In 2017, the three principal elements of our current executive compensation program are annual base salary, short-term or annual incentive awards (referred to as STIPs) and long-term equity incentives (referred to as LTIPs) in the form of performance stock awards and TSR stock awards under our 2007 Plan.

The base salary component of our executive officer’s compensation pays for skill and experience and is required for market competitiveness. Our STIPs are annual, cash performance awards for achievement of then-current business goals. Our LTIPs are typically stock-based awards (including, from time to time, cash-settled awards that track our stock price) that provide a competitive, long-term incentive in direct alignment with stockholder interests. We also have employment agreements with our executive officers that contain employment terms, severance and change-in-control provisions. We believe these agreements are important to retain qualified executives in a competitive market for executive talent.

Element	Objective and Basis
Base Salary

•    Competitive for each role and respective responsibilities as well as with industry peers, particularly in the Dallas-Fort Worth area

•    Designed to attract and retain our executive officers with the goal of growing long-term stockholder value

•    Reviewed annually by the Compensation Committee with input from our CEO (except for the CEO’s salary) and taking level of responsibility and individual performance into consideration

Performance-Based STIP

•    Designed to drive strong annual Company performance and cost control, as well as individual performance

•    Target award opportunity set as a percent of each executive officer’s base salary

•    Performance measures reviewed annually

•    Payout determined by Company and individual performance and certified by the Compensation Committee

Performance-Based LTIP

•    Designed to link executives’ pay to performance and align their interests with our stockholders

•    Initial vesting of 2017 performance stock awards based on Company achievement of annual performance measure

•    Additional, service-based vesting of these awards over three years (including the year of grant) encourages retention of key executive officers

•    2017 TSR stock awards vest between 0% and 150% of the target shares at the end of 2019, subject to continued service, based on relative TSR compared to peer companies to create additional alignment with stockholder interests

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The charts below reflect the target allocation of direct compensation earned by our named executive officers in 2017 between the fixed and performance-based elements described on the previous page. For these purposes, (i) base salary reflects the actual amount of base salary earned for 2017, (ii) STIP reflects the maximum STIP payout opportunity for 2017, and (iii) LTIP reflects the aggregate grant date fair value of performance stock awards and TSR stock awards granted in 2017.

The Compensation Committee determined in its discretion that, in light of prevailing market conditions and a desire to preserve liquidity, it would pay 2017 (as paid in March of 2018) performance-based STIP awards at only 70% of the amount actually achieved under pre-established performance measures.

Pay for Performance in 2017

CEO Compensation

The chart below reflects the total compensation reported in the “Executive Compensation – Summary Compensation Table” for each of the prior four years, for both our CEO and our other named executive officers. Beginning in the second half of 2014, commodity prices, particularly for crude oil, began to decline sharply. The decline became precipitous late in the fourth quarter of 2014 and continued throughout 2015. Although commodity prices partially recovered in 2016 and continued to slowly recover in 2017, commodity prices remain volatile, and have not returned to 2014 highs. The magnitude of this price decline and the slow pace of the recovery materially and adversely impacted the results of our operations and led to substantial reductions in our drilling program, and eventually a complete suspension of drilling activities in the third quarter of 2015, which were resumed in 2016, and accelerated through 2017. During this time, our stock price fell from $19.30 on December 31, 2013, to $6.39 on December 31, 2014, $1.84 on December 31, 2015, and $3.35 on December 30, 2016. During this time, the Compensation Committee froze base salaries and executed downward discretion with the LTIP and STIP awards where the Compensation Committee believed appropriate in recognition of the difficult commodity price environment and declining TSR.

Partially as a result of the commodity price decline in 2015, the Compensation Committee and Board reduced CEO and other NEO compensation from prior-year and historical levels. For example, the Compensation Committee and Board exercised their downward discretion to reduce 2016 STIP payouts by 35% from amounts otherwise earned by our CEO

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

and other NEOs in accordance with our 2016 STIP Plan, and LTIP awards made in 2016 by 70% from the historical award levels. As commodity prices slowly recovered in 2016 and 2017, and as the Company has begun a measured increase in our development activity, our Compensation Committee and Board have reduced the size of our CEO’s and other NEO’s compensation cuts.

The decisions of the Compensation Committee and the Board regarding our CEO’s compensation in 2017 reflected alignment with our stockholders’ interests, resulting in total CEO compensation, as described below under “Executive Compensation—Summary Compensation Table,” being reduced by 10.7% compared to 2015, and 24.2% compared to 2014, but being increased by 50.3% compared to 2016, as commodity prices continue to slowly recover and in recognition of the Company’s 105% TSR in 2016 and 51% two-year TSR in 2016 and 2017 (as calculated pursuant to the Company’s TSR award agreements).

Performance-Based STIP and LTIP – Other Executive Officers

Consistent with our executive compensation program’s emphasis on pay for performance, the compensation awarded to our executive officers other than our CEO for 2017 also reflected alignment with stockholder interests in 2017.

Performance-Based STIP.  During 2017, we produced strong results on certain operating and financial measures, we met or exceeded the target level of performance under two of three Company performance measures, and met the threshold level in the third category, while successfully completing the Exchange Transaction and the Bolt-On Acquisition. However, in light of the volatile and slow recovery in commodity prices, our desire to preserve liquidity and our focus on cost control, the Compensation Committee exercised their discretion and reduced the STIP award pool divided among all executive officers by 30% of the amount actually earned, from an aggregate of $1,997,561 earned under the terms of our STIP, to $1,398,294.

Performance-Based LTIP.  In 2017, The Compensation Committee and the Board reduced the performance-based LTIP compensation paid to our NEOs other than our CEO by 35% from historical targets. Seventy-five percent (75%) of the total value of the 2017 LTIP was allocated to performance stock awards. Each executive officer was granted a performance stock award in 2017, subject to satisfaction of a performance measure. In addition, 25% of the total value of the 2017 LTIP was allocated to TSR stock awards.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Setting Executive Officer Compensation

Our Compensation Committee is responsible for the approval, evaluation and oversight of all of our executive officer, director and stock incentive compensation plans, policies and programs. See “Board of Directors, Board Meetings and Committees—Compensation Committee” for additional information regarding the role of the Compensation Committee in determining executive officer and director compensation.

Compensation Consultant

The Compensation Committee has retained Meridian as its independent compensation consultant since 2011. In determining executive compensation for 2017, the Committee considered information from Meridian regarding market data, peer group composition and compensation, STIP and LTIP design and general trends and developments in executive compensation. See “Board of Directors, Board Meetings and Committees—Compensation Committee—Role of Compensation Consultant” for more information about the Compensation Committee’s engagement of Meridian.

Salary Considerations

For 2017, the Committee held executive base salaries flat for three of our four executive officers, and individual STIP award opportunities flat as a percentage of base salary for each officer, in recognition of low commodity prices.

Use of Peer Group Comparisons

The 2017 peer group used by the Compensation Committee is similar to the 2016 peer group except that it does not include Triangle Petroleum Corporation or Goodrich Petroleum Corporation, each of which filed for bankruptcy in 2016.

2017 Peer Companies
• Bill Barrett Corporation	• Matador Resources Company
• Callon Petroleum Company	• Northern Oil & Gas, Inc.
• Carrizo Oil & Gas, Inc.	• PDC Energy, Inc.
• Comstock Resources, Inc.	• Petroquest Energy, Inc.
• Diamondback Energy, Inc.	• Resolute Energy Corporation
• Gulfport Energy Corporation	• Rex Energy Corporation
• Jones Energy, Inc.	• Sanchez Energy Corporation

The Compensation Committee reviews the peer group annually. In determining the peer group companies, the Compensation Committee selects companies within the oil and gas industry that most closely resemble us in size (according to assets, market value and revenue), scope and nature of business operations (including position in the upstream E&P sector, production and reserve base, and areas of operation). Our industry peer group contains companies in our industry that are both larger and smaller in size and scope and that may operate in different geological basins than we do. The table below summarizes the median of asset size, market capitalization, annual revenues and PV-10 (as defined below) of the compensation peer group used for 2017 executive compensation decisions (in millions, at year-end 2016):

	Assets (thousands)	Market Capitalization (thousands)	Revenues (thousands)	PV –10(1) (millions)
Median	$1,425,003	$750,402,928	$189,835	$472
(1)	As disclosed in the peer companies’ SEC filings. PV-10 (non-GAAP) is an estimate of the present value of future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates for future income taxes. Estimated future net revenues are discounted at an annual rate of 10% to determine their present value.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

We compete with these companies for talent and believe the selected companies were, in 2017, the most appropriate for executive compensation comparison purposes. The Committee considers the differences and similarities between us and the companies in our industry peer group when reviewing peer group data for executive compensation decisions. The Committee considers peer group data relevant to, but not determinative of, the Committee’s consideration of overall executive compensation matters.

Analysis of Executive Compensation Decisions

Base Salary

In light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, the Compensation Committee froze base salaries for three of our four executive officers in 2017.

We provide our executive officers with an annual base salary to compensate them for their services during the year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are typically intended to be competitive with our industry peers. Our Compensation Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas-Fort Worth, Texas area. Our long-term philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward. However, the Compensation Committee retains the discretion to adjust salaries, or freeze them, as they deem appropriate in light of market conditions.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on pay levels of industry peers and business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salaries are typically necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

2017 Base Salary

For 2017 base salaries, the Compensation Committee consulted with Meridian, and considered market conditions at year-end 2016, including low oil and gas prices. As a result of this review, the Compensation Committee recommended, and the Board agreed, to hold base salaries flat for three of our four named executive officers for 2017, including our CEO. In connection with his promotion to President and Chief Operating Officer, the Compensation Committee approved a $50,000 increase to the annual base salary of Mr. Yang.

Accordingly, the Committee recommended, and the Board approved, the following 2017 base salaries for the Company’s executive officers:

Executive Officer	2017 Base Salary	Salary Increase
Mr. Craft	$ 560,000	0.0%
Mr. Yang	$ 450,000	12.5%
Mr. Krylov	$ 375,000	0.0%
Mr. Henderson	$ 375,000	0.0%

2018 Base Salary

In 2018, in recognition of the continued commodity price recovery, the Company’s two-year positive TSR (as calculated under our TSR award agreements) of 51% and, in the case of three of our NEOs (including our CEO), following four years of frozen base salaries, the Compensation Committee approved cost of living and merit-based salary increases. Each of our NEOs received an approximately 3% cost of living increase, and our Chief Financial Officer received an additional 4% increase as a merit-based increase.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Short-Term Incentive Plan (“STIP”)

In light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, the Compensation Committee froze the amount of the individual STIP award opportunities for our executive officers as a percent of their base salary in 2017. In addition, the Committee recommended, and the Board agreed, to reduce the 2017 STIP payout to executive officers by 30% of the amount actually achieved under pre-established performance measures.

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. We provide our executive officers the opportunity to earn an annual, performance-based, cash incentive award, or STIP award, in order to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve our annual business goals. We review STIP awards for our executive officers annually in the first 70 days of our fiscal year to determine award payments for the most recently completed fiscal year, and to establish award opportunities for the then-current fiscal year. The Committee’s general policy is to determine any payout amounts for STIP awards at the second meeting of the Committee (typically late February or early March) of the following year based on our performance against the performance measures established by the Committee and the Committee’s determinations of the individual performance component of the awards.

2017 STIP Overview

Consistent with our philosophy of linking pay directly to performance, our Compensation Committee adopted, and our Board ratified, a performance-based STIP for 2017 pursuant to which cash performance awards were made under our 2007 Plan.

The Compensation Committee considered four performance categories, relative weighting among the performance categories and targets to be used for the 2017 STIP for the executive officers, and reviewed them with our CEO, except for incentive targets for our CEO, which the Committee determines independent from the CEO and other executive officers. The Committee adopted the applicable metrics in March 2017. The 2017 STIP award opportunities for each executive officer were expressed as a percentage of the executive officer’s annual base salary, and awards are ultimately paid to the executive officers based on the achievement of specified Company performance targets, as well as the executive officer’s individual performance, including overall duties, responsibilities, expertise and contributions to Company results, as determined in the Committee’s discretion. The Committee also established, for each performance category, (i) a minimum, or threshold, performance level, (ii) a target performance level, and (iii) a maximum, or excellent, performance level.

The Company is required to reach the threshold level in a performance category before an executive officer receives any credit for such category in the calculation of his STIP award, except for the individual performance category, for which the Committee may award less than a threshold level, but not more than an excellent level. If the Company exceeds the threshold level for a performance category, the amount of the STIP award attributable to that category is capped at the excellent level. If actual results fall between the threshold and target or target and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted on a linear, pro-rata basis between the appropriate levels according to actual results achieved. The scale of potential payout as a percentage of annual base salary among the performance levels was set by the Committee with input from Meridian so that the payout potential accelerates as the target and excellent performance levels are achieved to incentivize our executive officers to reach or exceed these “stretch” goals.

The Committee cannot increase payout amounts above the excellent level under performance categories that depend on the achievement of specific Company targets, as payments related to performance categories that are tied to the achievement of specific targets are capped once the excellent performance level is achieved. The Committee can, in its reasonable discretion, reduce the payout amounts for these performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the Committee. The Committee may also, in its discretion, reduce the overall amount of award notwithstanding performance levels.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

In addition to the performance categories tied to specific Company targets, the Committee approved an individual performance category for 2017 that allows the Committee, in its discretion, to determine a portion of an officer’s STIP award based on the officer’s individual performance, including overall duties, responsibilities, expertise and contribution to the Company’s results for the year.

2017 STIP Targets and Performance Categories

For 2017, the Committee approved, after consultation with our CEO and Meridian, a 2017 STIP with annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our executive officers except our CEO, for whom the Committee determined incentive targets without consultation with the CEO. Consistent with prior years, the Committee attempted to ensure that the potential payouts provide a meaningful incentive to each of our executive officers. For 2017, the annual incentive opportunities for our executive officers are set forth in the following table. The percentages of annual salary used to establish the 2017 annual incentive opportunities for each of the executive officers remained the same as in 2016. The incentive opportunities for the executive officers reflect the amount that may be earned for the awards assuming that the threshold, target or excellent performance levels, as applicable, are met for each of the four performance categories discussed below:

	2017 STIP Award as Percent of Annual Base Salary
Position	Threshold	Target	Excellent
CEO	50.00%	100.00%	175.00%
President & COO/CFO/CAO	43.75%	87.50%	150.00%

The four performance categories for the 2017 STIP are shown in the table below, together with the target levels of achievement, weight given to each category and actual results achieved in 2017 in each category. Three of the performance categories are Company-wide performance measures and the fourth performance category, individual performance, is personal to each executive officer. To challenge management to continue to deliver results on cost control, the Committee retained LOE and G&A per Boe cost measures and capital efficiency, which is calculated by measuring drilling and completion costs compared to reserves booked for wells drilled and completed during 2017. We believe the 2017 goals reflected a comparable level of difficulty to goals set for 2016. Finally, the Committee weighted each Company-wide performance measure at 20%, and weighted the individual performance measure at 40%, so that 60% of the potential 2017 STIP awards was determined by objective, Company performance results, and 40% was based on each executive officer’s individual performance, as determined by the Committee in consultation with the CEO (except that the CEO is not consulted on his own individual performance).

		2017 Performance Targets
Performance Category	Weight	Threshold	Target	Excellent	2017 Results
1. LOE per Boe	20.00%	$5.50	$5.00	$4.50	$4.23
2. G&A per Boe	20.00%	$6.00	$5.50	$5.00	$5.75
3. Capital efficiency	20.00%	$20.00	$16.00	$13.00	$11.16
4. Individual performance(1)	40.00%	17.50-20.00%	35.00-40.00%	60.00-70.00%	35.00-40.00%
	100.00%
(1)	Threshold, target and excellent percentiles for individual performance are expressed as a percentage of annual base salary and fall within the ranges reflected in the table above.

LOE per Boe is our annual lease operating expense divided by our annual production as measured in Boe, and G&A per Boe is our general and administrative expense divided by our annual production as measured in Boe. LOE and G&A are two financial measures under GAAP from our audited financial statements. Our Committee believes that, in the current commodity price environment, it is critical to incentivize management to control costs.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Capital efficiency is calculated by dividing the sum of drilling and completion costs for wells drilled and completed in 2017 by the net reserves booked for such wells in our year-end 2017 reserves report. The Committee believes this measure is important to evaluate how efficiently we can add proved developed reserves through our own drilling program.

The Committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance, including the successful execution of our strategic objectives, development and management of our project inventory and cost-structure improvements. The Committee designed the specified goals for each performance category for 2017 to be challenging, while ultimately reflecting our true performance and recognizing uncertainties inherent to the oil and gas E&P industry.

The individual performance category allows the Committee to use discretion in assessing individual officers’ performance. In determining the individual performance component of the STIP, the Committee considers specific measures, such as achievement of strategic objectives, successful supervision of significant Company projects, cost reductions, demonstrated departmental leadership, individual contributions to Company results and TSR and other contributions to the Company.

The Committee is in regular contact with our CEO, is knowledgeable about Company operations and believes that it is in a position to accurately and fairly judge individual performance, with the specific recommendations of the CEO for the executive officers other than the CEO, after year-end.

2017 STIP Awards

For 2017, the STIP award amount actually paid to each executive officer was equal to the amount earned based on the Company’s performance in the three Company-wide performance categories and the individual performance of each executive officer, reduced by 30%. As set forth above in the “2017 Results” column of the table entitled “2017 Performance Targets,” the Company achieved strong results across the performance categories, meeting or exceeding excellent level in two out of three Company-wide performance categories, and threshold level in the third. For individual performance, the Committee made awards at the “target” levels for all executive officers. In making this determination for executive officers, the Committee exercised its discretion and considered each of the executive officer’s overall duties, responsibilities, expertise and individual contributions to the Company’s achievements in 2017 discussed above in “Our Performance in 2017,” as well as the successful completion of the Exchange Transaction and the Bolt-on Acquisition. Once each performance factor was determined, including the individual performance, and the resulting factor was multiplied by each executive officer’s target awards, the award was reduced by 30%.

After reviewing the above considerations, the Company’s 2017 results, performance of the CEO and the CEO’s recommendations on the performance of the other executive officers and applying the 30% discretionary reduction, the Committee approved the 2017 STIP payments in the table below. The 2017 award percent is the sum of the percentage performance results for each performance category including individual performance, reduced by 30%. The 2017 award payments are also included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

Executive Officer	2017 STIP Award Percent(1)	2017 STIP Earned (without 30% reduction)(2)	2017 STIP Actual Award Amount Paid
Mr. Craft	125.00%	$700,000	$490,000
Mr. Yang	108.13%	$486,585	$340,610
Mr. Krylov	108.13%	$405,488	$283,842
Mr. Henderson	108.13%	$405,488	$283,842
(1)	The individual performance factor was 40.00% for Mr. Craft, and 35% for Messrs. Yang, Krylov and Henderson.

(2)	This column reflects the amount earned by each executive based on the Company’s performance in the three Company-wide performance categories and the individual performance of each executive officer, before the Compensation Committee’s 30% reduction of the STIP awards.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2018 STIP

As part of its annual review and in consultation with Meridian, the Compensation Committee kept the basic structure of the 2018 STIP substantially the same as in 2017. The percentages of salary used to determine bonus opportunities for the executive officers remain the same for 2018 as they were in 2017, 2016, 2015 and 2014.

Going forward, our Compensation Committee will determine appropriate methods of evaluating our Company’s achievement relative to various performance metrics and will determine if the current categories and associated metrics should be adjusted for future fiscal years, including making adjustments to the performance metrics. In addition, the Committee retains its discretion to grant the full value of STIP awards in future years, or to again exercise its discretion and reduce the total amount payable under future STIPs.

Long-Term Incentive Plan (“LTIP”)

In light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, the Compensation Committee recommended, and the Board agreed, to reduce the value of the LTIP awards pool granted to our executive officers in 2017 by 31% from 2015 levels.

We use annual LTIP equity-based grants, granted under our 2007 Plan, to attract, retain and motivate our executive officers as part of our total compensation package. The 2007 Plan allows for the grant of restricted stock, cash-settled performance awards, stock options, stock appreciation rights, restricted stock units, stock awards and other incentive awards. The primary purpose of the 2007 Plan is to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to improve our business results by providing an opportunity to acquire or increase a direct, proprietary interest in our operations and future success. We expense stock awards under Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (“ASC 718”).

Since our initial public offering in 2007 through 2017, the Committee generally has used restricted stock or stock-based cash-settled awards that vest over three to four years to align the compensation of our executive officers with an increase in long-term stockholder value. We believe awards of restricted stock, or cash-settled performance awards that track the value of our equity, can effectively balance our objectives of focusing the recipient on delivering long-term value to our stockholders and providing value to the recipient. Restricted stock awards, and cash-settled awards that track the value of our equity, offer recipients the opportunity to receive shares of our common stock, or cash payments equivalent to the value of our common stock, that are subject to a risk of forfeiture and other restrictions until certain specified service or performance requirements are satisfied. In this regard, we believe that restricted stock and cash-settled performance awards serve both to reward and retain the recipients.

Recipients of restricted stock awards (though not cash-settled performance awards) are entitled to receive and retain all cash dividends that may be paid with respect to the shares, provided that no dividends will be paid with respect to TSR awards that do not vest. The Committee does not make, nor has the Committee in the past made, incentive stock grants in coordination with the release of material, non-public information. Instead, the Committee will grant equity awards at the times dictated by our normal compensation process as that process is developed by the Committee.

2017 LTIP Awards

For 2017, as part of its annual review of executive compensation and in consultation with Meridian, the Committee recommended, and the Board approved in March 2017, an LTIP in the form of performance stock awards (with a combination of a performance measure and time-vesting restrictions) and TSR stock awards. Seventy-five percent (75%) of the total 2017 LTIP award to each executive officer was made up of performance stock awards and the remaining 25% of the total 2017 LTIP award to each executive officer was comprised of TSR stock awards (approximately 33% if maximum TSR is achieved)

In determining the amount of the base LTIP award pool for the executive officers for 2017, the Compensation Committee considered market conditions at year-end 2016, including volatile and low oil and gas prices, the number of shares available under the 2007 Plan, including the limitations on annual grants made to individuals under the 2007 Plan, balanced against strong operational results and a positive TSR in 2016.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The Compensation Committee recommended in March 2017, and the Board agreed, to reduce the value of granted LTIPs by 35% for our executive officers for 2017, compared to historical target levels. Therefore, the grant date value of the “base” number of total shares subject to both performance stock awards and TSR stock awards (assuming 100% of target TSR is achieved) was approximately $2.9 million, instead of the approximately $4.5 million grant date fair value for 2015. The allocation of the 2017 LTIP award pool was adjusted from 2016 to increase the portion applicable to Mr. Henderson, and was approved by the Compensation Committee as follows: Mr. Craft—37.5%, Mr. Yang—22.5%, Mr. Krylov—21.5% and Mr. Henderson—18.5%. For the performance stock award portion of the 2017 LTIP, the Committee selected as the applicable performance metric a cash operating expense per Boe ratio to emphasize our low-cost approach and focus on reducing operating expenditures in a year of expected low commodity prices and reduced drilling activity.

The TSR stock award component of the 2017 LTIP is earned based on the Company’s relative TSR performance against the Company’s 2017 compensation peer group.

Following the calculation of the 2017 LTIP award pool, and the allocation of shares to each individual officer as described above, it was determined that the 2017 LTIP awards that would otherwise be paid to Mr. Craft would be in excess of the then-existing annual award limits of 330,000 shares per recipient under our 2007 LTIP Plan. As a result, the Committee recommended, and the Board approved, a reduction in Mr. Craft’s 2017 LTIP award to a total of 330,000 shares, from his otherwise calculated 541,221 shares (assuming 150% TSR performance). All other NEOs’ awards remained the same.

At the 2017 annual meeting of stockholders, our stockholders approved the Sixth Amendment to the 2007 Plan, which increased the annual limit of awards payable to any individual under the 2007 Plan to 750,000 shares. Following the Sixth Amendment, in recognition of the Company’s successful consummation of the Exchange Transaction, the continued strong operational results and resulting 13.6% share price improvement from March 7, 2017, when the grants were initially made, as well as a desire to grant competitive pay to our CEO, the Committee recommended, and the Board approved, a supplemental mid-year award to Mr. Craft consisting of performance-based stock (173,745 shares) and TSR stock (86,872 shares, assuming achievement of 150% of target TSR). This award was made using the same performance and TSR metrics that were used in the March, 2017 award and resulted in the total grant-date value of the LTIP awards granted in 2017 totaling 69% of the Company’s historical target LTIP award pool levels.

The table below summarizes the number of restricted shares subject to LTIP stock awards, as allocated among performance stock awards and TSR stock awards, made to each of our executive officers for 2017. The aggregate grant date fair value of the awards under ASC 718 is set forth in the Summary Compensation Table under the column “Stock Awards.”

		Allocation Among Awards
Executive Officer	2017 LTIP Award(2)	Performance Shares	TSR Shares (150% of target)(3)	TSR Shares (100% of target)
Mr. Craft(1)	590,617	393,745	196,872	131,247
Mr. Yang	324,732	216,488	108,244	72,163
Mr. Krylov	310,300	206,867	103,433	68,956
Mr. Henderson	267,003	178,002	89,001	59,334
(1)	Mr. Craft’s awards were granted as follows: (a) on March 7, 2017, Mr. Craft was awarded 220,000 performance shares, and 110,000 TSR shares (assuming 150% of target); and (b) on June 7, 2017, Mr. Craft was awarded 173,745 performance shares and 86,872 TSR shares (assuming 150% of target).
(2)	The 2017 LTIP Award column includes the performance shares, and the TSR shares, assuming 150% of target.
(3)	TSR shares are calculated based on the maximum shares potentially earned as a percent of target or 150%.

2017 LTIP – Performance Stock Awards

First Trigger.  The Committee believes that performance stock awards provide incentives for achieving results that strongly correlate with our business objectives and increasing stockholder value. The Committee determined that the performance measure for the 2017 performance stock awards should incentivize cost control and build stockholder value.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

In order for any of the performance stock awards to become eligible to vest, the performance measure must be satisfied. If the performance measure for the 2017 performance stock awards was not satisfied during the applicable performance period (fiscal year 2017), the entire award would be forfeited. The table below summarizes the performance measure required to be achieved for the 2017 performance stock awards and 2017 actual results.

2017 Performance Stock Awards – Performance Measure	2017 Actual Results
Cash operating expenses per Boe of $15.00 per Boe or less	$10.92 per Boe

For the performance stock award portion of the 2017 LTIP, the Committee selected a cash operating expense per Boe ratio. This performance measure was intended to emphasize efficient operations in a year of expected low commodity prices and reduced drilling activity.

The Committee certified the results of the 2017 LTIP performance measure in March 2018. The performance measure applicable to the 2017 performance stock awards was achieved, and the awards became eligible to vest in accordance with the service-based vesting conditions described below.

Second Trigger.  Because the applicable performance measure was satisfied, the 2017 performance stock awards ratably vest or vested in one-third increments as follows: (i) on March 7, 2018 (when satisfaction of the applicable performance measure was ratified by the Compensation Committee), one-third of the award vested, (ii) on December 31, 2019, one-third of the award will vest, provided the executive officer is employed by the Company on that date, and (iii) on December 31, 2020, one-third of the award will vest, provided the executive officer is employed by the Company on that date.

Acceleration of Awards.  The performance stock awards granted in 2017 will vest in full upon a change in control or disability (each as defined in the 2007 Plan) or death of the executive.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2017 LTIP – TSR Stock Awards

The 2017 TSR stock awards are earned based on the Company’s relative TSR performance against the Company’s 2017 compensation peer group, plus one or more specified alternate companies. See “Compensation Discussion and Analysis - Setting Executive Officer Compensation—Use of Peer Group Comparisons” for a discussion of our 2017 peer group. The scale of payout ranges between maximum, or 150% of target, and threshold, or 50% of target, as set forth below, to incentivize our executive officers to maximize stockholder value. If the Company’s TSR ranks below the 43rd percentile of the peer group, then no payout will be made with respect to the TSR stock awards. Also, if the Company’s TSR is negative for the performance period, then regardless of the Company’s percentile ranking in comparison with its peers, no more than 100% of the target shares may be earned.

TSR Company Ranking	Percentile Ranking	Percentage of Target TSR Shares Earned
Company 1	100%	150%
Company 2	93%	150%
Company 3	86%	150%
Company 4	79%	150%
Company 5	71%	133%
Company 6	64%	117%
Company 7	57%	100%
Company 8	50%	75%
Company 9	43%	50%
Company 10	36%	0%
Company 11	29%	0%
Company 12	21%	0%
Company 13	14%	0%
Company 14	7%	0%
Company 15	0%	0%

To the extent that TSR performance measures are met and the TSR shares become earned, the TSR shares will cliff vest at the end of the three-year performance period, or December 31, 2019, following ratification of the performance results by the Compensation Committee, and provided the executive officer remains employed on that date.

If any of the peer companies undergoes a change in corporate capitalization or a corporate transaction (including a going-private transaction, bankruptcy, liquidation, merger, consolidation, etc.) during the performance period, the Committee will determine whether such peer company will be replaced.

If an executive officer’s employment is terminated due to death or “disability” (as defined in the 2007 Plan), then the executive officer will be deemed, at the time of termination, to have earned the target number of TSR shares. If a “change in control” (as defined in the 2007 Plan) occurs during the performance period, we will determine the number of TSR shares earned by each executive officer assuming the performance period ends on the date of the change in control.

2018 LTIP Awards

The Compensation Committee kept the basic structure of the 2018 LTIP substantially the same as in 2017, except that (a) the LTIP award pool was reduced by 30% from historical target levels, and (b) the Compensation Committee and the Board granted a portion of the awards in the form of cash-settled performance awards rather than performance stock awards.

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

The cash-settled performance awards are substantially similar to the performance stock awards granted in prior years and include both a performance measure and time-vesting requirements over three years. The cash-settled performance awards track the value of the Company’s stock, but have no voting rights, no rights to receive dividends and will be settled in cash instead of stock.

The TSR stock award component of the 2018 LTIP is earned based on the Company’s relative TSR performance against the Company’s 2018 compensation peer group. For purposes of the 2018 TSR stock award, the Compensation Committee undertook an evaluation of potential peer companies, and chose a new, 17 company peer group. The Company’s 2018 TSR peer group consists of:

2018 TSR Peer Companies
• Abraxas Petroleum Corporation	• Jones Energy, Inc.
• Bill Barrett Corporation (now HighPoint Resources Corporation)	• Lilis Energy Inc.
• Bonanza Creek Energy, Inc.	• Lonestar Resources US Inc.
• Comstock Resources, Inc.	• Northern Oil & Gas, Inc.
• Contango Oil & Gas Company	• Penn Virginia Corporation
• Earthstone Energy, Inc.	• Resolute Energy Corporation
• Gastar Exploration Inc.	• Ring Energy Inc.
• Goodrich Petroleum Corporation	• Silverbow Resources, Inc.
• Halcon Resources Corporation

Special Equity Awards

In certain circumstances, we grant discretionary equity awards to attract and retain key executives, recognize expanded roles and responsibilities and reward past performance. As discussed above, the Compensation Committee made such a grant to our CEO on June 7, 2017. The Compensation Committee has not made any grants of special equity awards to our executive officers to date in 2018.

Stock Ownership Guidelines and Additional Holding Periods

The Committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. Therefore, in January 2012, the Committee established minimum stock ownership requirements for our executive officers and directors. The Company’s CEO is expected to own shares of the Company’s common stock having a market value (measurable either on the grant date or the date of determination of compliance with the guidelines) of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value (measurable either on the grant date, or the date of determination of compliance with the guidelines) of at least three times his base salary. Executives have up to five years to meet the stock ownership guidelines. Currently, each executive officer satisfies the guidelines. Because of our adoption of these ownership guidelines, our executives’ current level of stock ownership, and the three- to four-year service vesting requirements applicable to our LTIP stock awards, we have not adopted additional holding periods on equity awards after they become vested. Please see “Director Compensation” for a description of stock ownership guidelines for our non-employee directors.

Prior Compensation

In general, prior compensation, such as gains from prior stock options or stock awards, is not taken into account in setting other elements of compensation, such as base pay or STIP awards. However, the Committee will generally consider prior stock purchases by, and prior stock and stock option awards to, our named executive officers when considering additional stock award grants. For new executive officers, we expect to take into account their prior base salary, annual cash

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

incentives, the value of any equity compensation or other benefits that the new officer would forfeit to accept employment with us, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

“Say-On-Pay” Advisory Vote on Executive Compensation

At our 2017 annual meeting, we provided stockholders a “say-on-pay” advisory vote on the compensation of our named executive officers under Section 14A of the Exchange Act. Our stockholders expressed significant support for the compensation of our executive officers, with 95% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. As we evaluated our compensation practices and objectives for 2017 and 2018, we were mindful of the strong support of our stockholders for our compensation design and philosophy of linking pay to performance and building long-term stockholder value. As a result, the Committee decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation programs that encourage, reward and retain our key executives when they deliver strong financial and operational results as well as value for our stockholders, although the Committee did make adjustments to our compensation programs in 2018 in light of the challenging conditions facing our Company and the industry as a whole.

Employment Agreements

In January 2011, the Company entered into an amended and restated employment agreement with Mr. Craft and new employment agreements with Mr. Henderson and Mr. Yang. In addition, in January 2014, the Company entered into an employment agreement with Mr. Krylov in connection with his appointment as our Executive Vice President and CFO. Effective January 26, 2017, the Company entered into an amendment to the amended and restated employment agreements with Mr. Henderson and Mr. Yang to adjust severance multiples in line with those of Mr. Krylov. All employment agreements have an initial term of two years with one-year extensions. The agreements provide for potential severance payments upon the termination of the officers’ employment in certain situations.

After the initial term of the agreements with Messrs. Craft, Henderson and Yang, which ended January 1, 2013, and Mr. Krylov, which ended January 3, 2016, the agreement with each executive officer was automatically renewed for an additional one-year term. On January 1, 2014, January 1, 2015, January 1, 2016, January 1, 2017, and again on January 1st and 3rd, 2018, as applicable, the agreements with each of these officers were automatically renewed for additional one-year terms. Currently, the term of the employment agreements with each of Messrs. Craft, Henderson, Krylov and Yang ends in January, 2019, and, at the end of the current term, the agreements will be automatically renewed for additional one-year terms unless either party elects not to renew an agreement or an agreement is otherwise terminated according to its terms.

The agreements provide, among other things, for a minimum level of annual base salary for each executive officer, subject to annual review and adjustment by the Board, provided that for Mr. Craft, once established at an increased amount, his base salary will not be reduced below that increased amount during the term. The employment agreements also provide that the executive officer is eligible to receive annual performance-based bonuses each year during the employment term, has the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and may periodically receive LTIP grants.

The severance and change-in-control provisions contained in the employment agreements are described in greater detail below under “Executive Compensation – Potential Payments Upon Termination or Change in Control.” The agreements are intended to retain qualified executives in a competitive market for executive talent. The employment agreements do not contain any tax gross-up provisions in the event any named executive officer receives potential parachute payments under Section 280G of the Code. The Committee believes that the severance and change-in-control arrangements in these agreements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the retention of executive talent.

Health and Welfare Benefits

Named executive officers receive the same health and welfare benefits, including medical, prescription drug, dental and vision, that are offered to all employees. The same contribution amounts and plan design provisions apply to all employees,

2018 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

including executive officers. The named executive officers also participate in the same qualified 401(k) plan as other employees. Under the plan, the Company currently matches 100% of an employee’s elective deferrals up to 3% of annual base salary, plus an additional 50% of elective deferrals on the next 2% of annual base salary. All contributions are subject to applicable federal limitations under the Code and U.S. Treasury regulations. These benefits are part of our overall compensation program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the E&P business. We do not provide any supplemental executive retirement benefits to our executive officers.

Perquisites

We do not provide any perquisites or personal benefits to our executive officers except for a long-term disability plan for Mr. Craft, for which we pay a monthly premium of approximately $355 per month, and reimbursement of certain professional and club membership dues and expenses. Please see the Summary Compensation Table for all compensation received by our named executive officers.

Policy on Recovery of Compensation and Clawbacks

All awards granted to our executive officers contain a provision that provides that (i) the Company will not be required to comply with any term of the agreement if and to the extent prohibited by applicable law or to the extent doing so would require that the officer reimburse the Company for such amounts under the Sarbanes-Oxley Act or the Dodd-Frank Act, and (ii) the officer shall reimburse the Company for incentive-based or equity-based compensation and profits realized from the sale of award shares covered by the agreement as required by applicable law, including but not limited to the Sarbanes-Oxley Act or the Dodd-Frank Act.

Indemnification Agreements

The Company has entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement requires the Company to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law. This means, among other things, that the Company must indemnify the director or executive officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred in a legal proceeding because the person was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity if the indemnitee meets the standard of conduct provided under Delaware law. Also as permitted under Delaware law, the indemnification agreements require the Company to advance expenses in defending such an action, provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Company. The Company will also make the indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish the indemnitee’s right to indemnification, whether or not wholly successful. The Company also maintains customary directors’ and officers’ insurance coverage.

Policy Prohibiting Hedging Transactions and Pledging Company Shares

Our Insider Trading Policy prohibits Company employees, including our named executive officers, and members of the Board from engaging in short-term or speculative transactions in the Company’s securities, including short sales, options and other derivatives, and from holding Company securities in a margin account or pledging securities as collateral for a loan.

Deductibility of Executive Compensation

Section 162(m) of the Code, as clarified by the Internal Revenue Service and applicable regulations, generally disallows a federal income tax deduction to public companies for compensation in excess of $1 million paid for any fiscal year to each of the Company’s “covered employees” (within the meaning of Section 162(m)) as of the end of any fiscal year. We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the Company’s and our stockholders’ best interests to provide compensation to selected executives even if it is not deductible.

2018 PROXY STATEMENT

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

Respectfully submitted by the Compensation Committee of the Board,

Vean J. Gregg III, Chairman

Alan D. Bell

Matthew R. Kahn

2018 PROXY STATEMENT

Compensation Practices as They Relate to Risk Management

The Compensation Committee believes that an appropriate part of total compensation is fixed for our executive officers, while another equally appropriate portion is variable and linked to performance. Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation program does not encourage excessive and unnecessary risk taking by our executive officers (or other employees) because the program is designed to encourage our officers and other employees to remain focused on both our near- and long-term goals.

STIP awards comprise a portion of the variable compensation we provide and are determined based on Company performance on a variety of measures, which the Committee believes mitigates excessive risk taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, the Committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections and market conditions. Additionally, our STIP includes maximum payout caps to limit the amount of incentive compensation that may be earned by the named executive officers.

A portion of the variable compensation we provided in 2017 was made up of performance stock awards that are subject to service-based vesting conditions once initial performance-based conditions are attained. These awards can retain value even in a depressed market, so executives are less likely to take unreasonable risks. In addition, we provide TSR stock awards that measure our TSR over a specified three-year period relative to the TSR of certain peer companies over the same period, which aligns the interests of our executive officers with the interests of our stockholders. We believe our adoption of meaningful stock ownership guidelines further reduces the likelihood of unnecessary risk-taking because our executive officers are required to own a significant amount of Company stock.

Compensation Committee Interlocks and Insider Participation

Messrs. Bell, Brandi, Gregg and Kahn served on the Compensation Committee during the fiscal year ended December 31, 2017. None of the directors who served on the Compensation Committee during 2017 has ever served as one of the Company’s officers or employees. None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

2018 PROXY STATEMENT

Executive Compensation

Set forth below is the compensation awarded to, earned by or paid to our named executive officers for services rendered for 2015, 2016 and 2017 in all capacities, consisting of base salaries, restricted stock awards, non-equity incentive plan compensation and other compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(e)	(g)	(i)	(j)
J. Ross Craft, P.E. Chairman of the Board and Chief Executive Officer	2017	560,000	1,305,052	490,000	22,234	2,377,286
	2016	560,000	504,782	494,894	21,657	1,581,333
	2015	560,000	1,713,661	350,000	38,955	2,662,616
Qingming Yang, PhD President and Chief Operating Officer	2017	450,000	662,453	340,610	10,800	1,463,863
	2016	400,000	302,282	304,434	10,600	1,017,316
	2015	400,000	1,037,223	215,000	28,506	1,680,729
Sergei Krylov Executive Vice President and Chief Financial Officer	2017	375,000	633,014	283,842	10,800	1,302,656
	2016	375,000	290,544	285,407	10,600	961,551
	2015	375,000	992,125	201,563	28,506	1,597,194
J. Curtis Henderson Chief Administrative Officer and Corporate Secretary	2017	375,000	544,686	283,842	10,800	1,214,328
	2016	375,000	223,044	285,407	10,600	894,051
	2015	375,000	766,648	201,563	28,506	1,371,717

(1)	Stock awards represent the aggregate grant date fair value for restricted stock and other stock awards granted under the 2007 Plan, calculated according to ASC 718. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period for accounting purposes for the awards, excluding the effect of estimated forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. Additional information on the assumptions used in the computation of our share-based compensation is included in Note 5 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2017. For 2017, the amounts in the “Stock Awards” column reflect the grant of TSR stock awards under the 2017 LTIP covering an aggregate of 331,701 shares of common stock (assuming target TSR is achieved), and 995,102 performance stock awards (assuming the performance criteria are achieved). The grant date fair value for performance stock awards granted on March 7, 2017 is based on the closing price of our common stock on March 7, 2017, which was $2.28 per share. The grant date fair value for the TSR stock awards awarded on March 7, 2017, was calculated based on a price per share of $2.34 and was determined using a Monte Carlo simulation model. The grant date fair value for performance stock awards awarded on June 7, 2017, was $2.59, and the grant date fair value for the TSR stock awards awarded on June 7, 2017, was calculated based on a price per share of $3.14, which reflects the probability of achieving the applicable conditions for the TSR stock award and was determined using a Monte Carlo simulation model. See “Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2017 LTIP Awards,” “—2017 LTIP—Performance Stock Awards” and “—2017 LTIP—TSR Stock Awards” for additional information regarding the 2017 awards.

(2)	Represents awards paid under the 2017 STIP. In light of continued volatile commodity prices, our desire to preserve liquidity and our focus on cost control, the Compensation Committee recommended, and the Board agreed, to exercise discretion to reduce the 2017 STIP payout to executive officers by 30% of the amount actually achieved based on results in the four performance categories. The reduced amounts reported in the table above were paid to the named executive officers in the first quarter of 2018. The 2017 STIP awards are described in more detail in “Analysis of Executive Compensation Decisions—Short-Term Incentive Plan (“STIP”)—2017 STIP Overview,” “—2017 STIP Targets and Performance” and “—2017 STIP Awards.”

2018 PROXY STATEMENT

Executive Compensation (continued)

(3)	The following items are reported in the “All Other Compensation” column for fiscal year 2017:

Name	Insurance Premium	401(k) Plan Match	Professional Membership and Club Dues	Total
Mr. Craft	$4,254	$10,800	$7,180	$22,234
Mr. Yang	$—	$10,800	$—	$10,800
Mr. Krylov	$—	$10,800	$—	$10,800
Mr. Henderson	$—	$10,800	$—	$10,800

Grants of Plan-Based Awards for Year Ended December 31, 2017

The table below sets forth the range of potential STIP awards for 2017 performance as a dollar amount for each of the named executive officers under the 2017 STIP. The table also sets forth (i) the number of shares and grant date fair value of the performance awards granted during 2017 to the named executive officers under the 2007 Plan, and (ii) the range of potential payouts for the TSR stock awards granted during 2017 to the named executive officers under the 2007 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Mr. Craft	3/7/2017	280,000	560,000	980,000
	3/7/2017				36,667	73,333	110,000		$171,599
	3/7/2017							220,000	$501,600
	6/7/2017				28,957	57,914	86,872		$181,850
	6/7/2017							173,745	$449,999
Mr. Yang	3/7/2017	196,875	393,750	675,000
	3/7/2017				36,082	72,163	108,244		$168,861
	3/7/2017							216,488	$493,593
Mr. Krylov	3/7/2017	164,063	328,125	562,500
	3/7/2017				34,478	68,956	103,433		$161,357
	3/7/2017							206,867	$471,657
Mr. Henderson	3/7/2017	164,063	328,125	562,500
	3/7/2017				29,667	59,334	89,001		$138,842
	3/7/2017							178,002	$405,845

(1)	These columns show the range of potential values for the payout of the STIP awards for 2017 performance for each named executive officer, including the portion of the STIP award attributable to individual performance. The actual payout is determined 60% by Company-wide performance and 40% by individual performance. Amounts included in the threshold column assume that the threshold level of all Company-wide and individual performance measures were met under the 2017 STIP. Amounts included in the target column assume that the target levels of all Company-wide and individual performance measures were met, and amounts included in the maximum column assume that the excellent levels of all Company-wide and individual performance measures were met under the 2017 STIP. The actual amount of the STIP award paid to each named executive officer for 2017 performance is set forth above in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For a detailed description of the 2017 STIP, see “Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Short-Term Incentive Plan (“STIP”).”

2018 PROXY STATEMENT

Executive Compensation (continued)

(2)

These columns show a range of the potential number of shares that may be earned pursuant to the TSR stock awards granted as part of the 2017 LTIP. The number of units paid at the end of the performance period may vary from the target amount, based on our TSR achievement relative to the TSR of the specified peer companies. If the Company’s TSR ranks below the 43rd percentile of the peer group at the end of the applicable performance period, then no payout will be made with respect to the TSR stock awards. The awards are described in greater detail above under “Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2017 LTIP Awards” and “—2017 LTIP—TSR Stock Awards.”

(3)	The performance stock awards granted on March 7, 2017, were subject to a performance measure in 2017, the year of grant. The Compensation Committee certified that the performance measure was achieved as of December 31, 2017; however, these awards remain subject to time-based vesting restrictions through December 31, 2019. See “Compensation Discussion and Analysis—Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2017 LTIP Awards” and “—2017 LTIP—Cash-Settled Performance Awards” for a more detailed discussion of these awards.

(4)	This column represents the aggregate grant date fair value of each LTIP award granted in 2017, in each case, calculated according to ASC 718. The grant date fair value for performance stock awards granted on March 7, 2017, was $2.28, and the grant date fair value for performance stock awards granted on June 7, 2017 was $2.59. The grant date fair value of TSR stock awards granted on March 7, 2017, was $2.34, and the grant date fair value for TSR stock awards granted on June 7, 2017 was $3.14. The grant date fair value for the TSR stock awards is based on the target number of TSR shares granted at the applicable grant date fair value, which reflects the probability of achieving the applicable conditions for the TSR stock awards determined using a Monte Carlo simulation model. The amounts reported do not necessarily correspond to the actual value that will be recognized by the named executive officers for these awards. See footnote (1) to the Summary Compensation Table for additional information about the assumptions used in calculating these amounts.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding, unvested stock awards under the 2007 Plan for each named executive officer as of December 31, 2017. None of the named executive officers held any outstanding stock options under the 2007 Plan during 2017.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(5)
(a)	(g)	(h)	(i)	(j)
Mr. Craft	674,180	$1,995,573	468,356	$1,386,334
Mr. Yang	384,423	$1,137,892	271,212	$802,788
Mr. Krylov	368,279	$1,090,106	259,902	$769,308
Mr. Henderson	301,915	$893,668	209,298	$619,521

2018 PROXY STATEMENT

Executive Compensation (continued)

(1)	These restricted stock awards remain subject to service-based vesting conditions. The treatment of all of these awards under certain termination and change-in-control events is described below under “Potential Payments Upon Termination or Change in Control.” For each executive officer, the number of shares of stock that have not vested is made up of:

Name	Grant Date	Number of Shares of Stock That Have Not Vested
Mr. Craft	March 2, 2016(a)	280,435
	March 7, 2017(b)	220,000
	June 7, 2017(b)	173,745
Mr. Yang	March 2, 2016(a)	167,935
	March 7, 2017(b)	216,488
Mr. Krylov	March 2, 2016(a)	161,412
	March 7, 2017(b)	206,867
Mr. Henderson	March 2, 2016(a)	123,913
	March 7, 2017(b)	178,002
(a)	Awards granted on March 2, 2016, are cash-settled performance awards, which track the value of our equity but settle in cash. Each award vested or will vest in three equal installments on December 31, 2017, December 31, 2018 and December 31, 2019, provided the executive officer was or is employed by the Company on such dates.
(b)	Awards granted on March 7, 2017 and June 7, 2017, vested or will vest in three equal installments on March 7, 2018 (when the Compensation Committee ratified the applicable performance results), December 31, 2018 and December 31, 2019, provided the executive officer was or is employed by the Company on such dates.

(2)	This column includes unvested cash-settled performance awards granted March 2, 2016, in the following amounts: Mr. Craft—280,435; Mr. Yang—167,935; Mr. Krylov—161,412; and Mr. Henderson—123,913.

(3)	Based on the closing price of our common stock on NASDAQ of $2.96 per share on December 29, 2017 (the last trading day of 2017).

(4)

In accordance with SEC rules, the number of unearned shares reported in this column represent (a) 100% of the target number of TSR stock awards granted to the executive officers on February 23, 2015, (b) 150% of the target number of TSR stock awards granted to the executive officers on March 2, 2016, (c) 150% of the target number of TSR stock awards granted to the executive officers on March 7, 2017, and (d) 150% of the target number of TSR stock awards granted to the executive officer on June 7, 2017, in each case, assuming continued achievement of the level of performance that would result in the respective payouts under the awards. For the February 23, 2015 and March 2, 2016 TSR stock awards, if the Company’s TSR ranks below the 44th percentile of the peer group at the end of the applicable performance period, then no payout will be made with respect to the TSR stock awards. For the March 7, 2017 and June 7, 2017 TSR stock awards, if the Company’s TSR ranks below the 43rd percentile of the peer group at the end of the applicable performance period, then no payout will be made with respect to the TSR stock awards. Vesting and payout of the TSR stock awards is contingent on continuous active employment with the Company at the end of the applicable performance period, which ended December 31, 2017 (for the 2015 TSR stock awards), December 31, 2018 (for the 2016 TSR stock awards), and December 31, 2019 (for the 2017 TSR stock awards) and our relative TSR at the end of the performance period compared to the TSR of the specified peer companies. See “Compensation Discussion and Analysis – Analysis of Executive Compensation Decisions—Long-Term Incentive Plan (“LTIP”)—2017 LTIP Awards” and “—2017 LTIP—TSR Stock Awards” above for more information.

(5)	Value of vested stock is based on the closing price of our common stock on NASDAQ of $2.96 per share on December 29, 2017 (the last trading day of 2017), multiplied by the number of shares determined in accordance with footnote (4) above.

2018 PROXY STATEMENT

Executive Compensation (continued)

Option Exercises and Stock Vested

The following table reflects stock awards that vested for each of our named executive officers during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
(a)	(d)	(e)
Mr. Craft	231,955	$642,671
Mr. Yang	139,493	$458,350
Mr. Krylov	186,701	$554,856
Mr. Henderson	102,997	$242,591
(1)	This column includes both restricted stock awards and cash-settled awards, which track the value of our equity but settle in cash.
(2)	All shares, except 52,882 shares held by Mr. Krylov which vested in full on January 3, 2017, vested on December 31, 2017. The value of restricted stock awards is calculated based on the closing price of our common stock, which as reported by NASDAQ on January 3, 2017 was $3.48 and on December 29, 2017 (the last trading day of 2017) was $2.96. The value of cash-settled awards, which track the value of our equity but settle in cash based on a 30-day volume weighted average price, was $2.65 per share on December 31, 2017.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

Employment Agreements

During 2017, we had an employment agreement with each of our named executive officers that provided, among other things, certain severance benefits in the event an executive officer’s employment terminated under specified circumstances.

As discussed in more detail below, the terms of our employment agreement with Mr. Craft vary in some respects from the terms of our employment agreements with other named executive officers. For example, Mr. Craft’s employment agreement provides for a higher level of severance benefits and single-trigger payments upon a change in control rather than double-trigger severance, which is provided in the employment agreements with other named executive officers. The differences in Mr. Craft’s employment agreement are the result of the Compensation Committee’s competitiveness review of Mr. Craft’s prior employment agreement. The Compensation Committee considered the level of severance benefits provided to similarly situated CEOs in the oil and gas industry and determined that the level of severance benefits in Mr. Craft’s prior employment agreement was not competitive for our industry. In addition to adjusting Mr. Craft’s severance benefits in the amended employment agreement, the Compensation Committee determined that it was in the best interest of stockholders to retain the single-trigger payment provision contained in Mr. Craft’s prior employment agreement. The single-trigger provision in the prior employment agreement was the result of good faith negotiations by the Company and Mr. Craft, and after significant arms-length discussions regarding potential terms of a new agreement in 2010, both parties agreed to keep the provision. None of our other named executive officers has a single-trigger payment upon a change in control, none is contemplated by the Compensation Committee, and the Compensation Committee does not expect to approve any additional, single-trigger payment provisions in the future.

2018 PROXY STATEMENT

Executive Compensation (continued)

Effective January 26, 2017, The Compensation Committee amended the employment agreements of Messrs. Yang and Henderson to revise the severance payable on a change of control to be consistent with the Chief Financial Officer’s employment agreement. This resulted in a revision of the amount payable to Messrs. Yang and Henderson in the event of a change of control from (i) 150% of base salary and (ii) 100% of average bonus during the two years before the change in control to (a) 200% of base salary and (b) 200% of average bonus during the two years before the change in control.

Severance Payments and Benefits under the Employment Agreements

The employment agreements with our named executive officers provide for potential severance payments upon the termination of a named executive officer’s employment in certain situations, including in connection with a change in control, without cause by the Company or for good reason by the executive officer, due to nonrenewal by the Company and upon the death or permanent disability of the executive officer.

Termination for Cause, without Good Reason, or due to Executive’s Nonrenewal. In the event of an executive’s termination by the Company for cause, by the executive without good reason or by the executive’s proper notice of nonrenewal of the agreement, the Company shall have no severance obligation to the executive other than payment of accrued obligations, which are (i) earned but unpaid base salary through the date of termination, (ii) any employee benefits to which the executive has a vested entitlement as of the date of termination, (iii) accrued but unused vacation, and (iv) approved but unreimbursed eligible business expenses.

Death or Permanent Disability. Under the terms of the employment agreements, in the event of an executive’s death or if he becomes subject to a permanent disability, the agreements will terminate and we will pay the executive or his estate the accrued obligations and a lump sum severance payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to (i) 100% of the executive’s then-current annual base salary, and (ii) 100% of the average of any bonuses received by the executive in the two years immediately before the separation from service (or, if the executive has been employed for less than two years, the executive’s target bonus amount).

Termination without Cause, for Good Reason or due to Company’s Nonrenewal. If the agreements are terminated by the Company without cause, by the executive for good reason, or by the Company’s proper notice of nonrenewal of the agreement, the Company will pay each named executive officer (i) the accrued obligations, (ii) a lump sum severance payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to 200% of the greater of (A) the executive officer’s then-current base salary or (B) the executive officer’s base salary at any time within two years immediately before the separation from service, and (iii) the bonus that the named executive officer would have received based on actual achievement of applicable performance goals in the year of termination (prorated for any partial year of service, except, for Mr. Craft and Mr. Krylov, in the case of a termination without cause or for good reason), payable on the date that annual bonuses are paid to the named executive officers still employed by the Company. The Company will also reimburse the named executive officers for certain premiums paid under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), for up to 18 months (or up to 24 months, in the case of Mr. Craft; in the case of all executives, up to 12 months if an executive terminates his employment for good reason), depending on the executive’s eligibility for continuation of coverage under COBRA.

Change in Control. If Mr. Craft is employed by the Company at the time of a change in control, Mr. Craft’s employment agreement will automatically terminate, without regard to whether Mr. Craft experiences a separation from service, and Mr. Craft will receive the accrued obligations and a lump sum cash payment, payable between 20 and 60 days after the date the change in control occurs following Mr. Craft’s proper execution of a release of claims in favor of the Company, equal to (i) 200% of the greater of Mr. Craft’s then-current base salary and Mr. Craft’s base salary at any time within the two years before the change in control, and (ii) 200% of the average of any bonuses received by Mr. Craft in the two years before the change in control. We will also reimburse Mr. Craft for certain premiums paid under COBRA for up to 24 months following his separation from service, subject to Mr. Craft’s eligibility for continuation of coverage under COBRA. These payments and benefits are in lieu of any severance amounts that may otherwise become due under the agreement.

2018 PROXY STATEMENT

Executive Compensation (continued)

If one of the other named executive officers is employed by us at the time of a change in control and his agreement is terminated without cause or by the executive for good reason within one year of the change in control, the executive will receive a lump sum cash payment, payable between 20 and 60 days after the date of termination following the executive’s proper execution of a release of claims in favor of the Company, equal to (i) 200% of the greater of the executive’s then-current base salary and his base salary at any time within the two years immediately before the change in control, and (ii) 200% of the average of bonuses received by the executive in the two years before the change in control. We will also reimburse the executive for certain premiums paid under COBRA for a period of up to 18 months, depending on the executive’s eligibility for continuation of coverage under COBRA.

If a named executive officer is terminated by the Company without cause or if he terminates his employment for good reason, in either case, within 120 days before the occurrence of a change in control, then the named executive officer will be entitled to receive, in addition to the benefits described above for termination without cause or for good reason, a lump sum equal to the excess, if any, of the severance benefits he would have received if he had been employed on the date of the change in control over the severance benefits he actually received in connection with his termination of employment.

Conditions to Receipt of Severance

All payments and benefits due under the employment agreements are conditioned upon the execution and non-revocation by the executive officer of a release for the Company’s benefit. Under the agreements, the executive officers have also agreed to certain confidentiality, non-competition and non-solicitation covenants with respect to the Company. The confidentiality covenants apply during the term of the agreement and for a one-year period following the executive officer’s termination of employment. The non-competition and non-solicitation covenants apply during the term of the agreement and for one year following the executive officer’s termination of employment (or for six months following termination of employment in the case of (i) Mr. Craft, in the event of his termination from employment for good reason or in connection with a change in control, or (ii) the other named executive officers, if an executive officer is terminated without cause or for good reason within one year following a change in control). Violation of any restrictive covenant entitles the Company to complete relief, which includes restitution. In addition, in the event of the breach of a restrictive covenant during an executive officer’s employment with us, the executive could be terminated for cause (provided that the breach constituted a material violation of the employment agreement). The employment agreements do not prohibit the Company from waiving a breach of a restrictive covenant.

Section 280G

If amounts payable to an executive officer under his employment agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under Section 280G of the Code for such executive (thereby subjecting the executive to an excise tax), then the Payments due to the executive under the employment agreement will either (i) be reduced so that the present value of the Payments is $1.00 less than the amount which would cause the executive to incur an excise tax under Section 4999, or (ii) be paid in full, whichever produces the better net, after-tax result for the executive (taking into account any applicable excise or income taxes). We do not provide any of our named executive officers with gross-up payments to cover Section 280G excise taxes.

Employment Agreement Definitions

For purposes of the employment agreements, the following terms have been given the meanings set forth below:

“Change in control” is generally defined as (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or under which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an affiliate of the Company), (iii) the stockholders of the Company approve any plan or proposal for

2018 PROXY STATEMENT

Executive Compensation (continued)

liquidation or dissolution of the Company, (iv) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based on voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. A change in control does not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Cause” is generally defined as (i) the willful and continued failure by the executive substantially to perform his duties, responsibilities or authorities (other than any such failure resulting from the executive becoming permanently disabled), (ii) the willful engaging by the executive in misconduct that is materially injurious to the Company, (iii) any misconduct by the executive in the course and scope of the executive’s employment, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances or other violations of the Company’s personnel policies, rules or Code of Conduct, (iv) any material violation by the executive of his employment agreement, or (v) any violation by the executive of any fiduciary duty owed by the executive to the Company or its affiliates. For these purposes, no act, or failure to act, on the executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Good reason” is generally defined as, without the executive’s consent, (i) a material diminution in the executive’s annual base salary, duties, responsibilities or authorities, (ii) a requirement that the executive report to an officer or employee other than the Board (or, in the case of executive officers other than Mr. Craft, to an officer or employee other than the president or the Board), (iii) a material relocation of the executive’s primary work location more than 50 miles from the Company’s corporate headquarters (or 25 miles, in the case of Mr. Craft), or (iv) any other material breach by the Company of its obligations under the employment agreement.

An executive will be deemed to have become “Permanently Disabled” when (i) he receives disability benefits under either Social Security or the Company’s long-term disability plan, if any, (ii) the Board, upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of the executive at any time after he has been absent from the Company for a total period of 180 or more calendar days in any 12-month period) that the executive has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law, or (iii) he is otherwise unable for a continuous period of 90 calendar days to perform his essential job functions with or without reasonable accommodation as required by law due to injury, illness or other incapacity (or 120 days, in the case of Mr. Craft).

2018 PROXY STATEMENT

Executive Compensation (continued)

Table of Severance Benefits. The following table summarizes the potential severance payments payable to our executive officers at December 31, 2017, under their employment agreements. The table is only intended to summarize various terms of the employment agreements and is qualified in its entirety by reference to the full text of the actual agreements, copies of which are on file with the SEC.

Executive Officer	Change in Control (“CIC”)(1)	By Company Without Cause or by Executive For Good Reason	Notice of Nonrenewal by Company	Death or Permanent Disability
Mr. Craft	(a) 200% of base salary, (b) 200% of average bonus during two years before CIC, and (c) COBRA premiums for up to 24 months.	(a) 200% of base salary, (b) 100% of bonus, and (c) COBRA premiums for up to 24 months (12 months if executive terminates for good reason).	(a) 200% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 24 months.	(a) 100% of base salary, and (b) 100% of average bonus during two years before separation of service.
Mr. Krylov Mr. Yang, and Mr. Henderson	(a) 200% of base salary, (b) 200% of average bonus during two years before CIC, and (c) COBRA premiums for up to 18 months.	(a) 200% of base salary, (b) 100% of bonus, and (c) COBRA premiums for up to 18 months (12 months if executive terminates for good reason).	(a) 200% of base salary, (b) 100% of bonus, prorated for partial year of service, and (c) COBRA premiums for up to 18 months.	(a) 100% of base salary, and (b) 100% of average bonus during two years before separation of service.
(1)	Change in control must be followed by termination of employment by the Company without cause or by the executive for good reason, each within one year of the change in control, for severance to be payable to the named executive officers, except for Mr. Craft. Amounts due to Mr. Craft are automatically payable upon change in control regardless of termination of employment.

Stock Incentive Plan

In addition to potential severance payments under the executive employment agreements discussed above, certain outstanding restricted stock awards granted to our named executive officers under the 2007 Plan are subject to accelerated vesting in the event of a change in control or certain termination events.

Performance Stock Awards

The outstanding performance stock award agreements, including the cash-settled awards issued in 2016, provide that such awards will automatically vest in full upon termination of employment by reason of death or disability. In addition, in accordance with the terms of the 2007 Plan, unvested restricted shares will automatically vest in full upon the occurrence of a change in control.

TSR Stock Awards

The outstanding TSR stock award agreements provide that, if an executive officer’s employment is terminated due to death or disability, then the executive officer will be deemed, at the time of termination, to have earned the target number of TSR shares. If a change in control occurs during the performance period, we will determine the number of TSR shares earned by each executive officer assuming the performance period ends on the date of the change in control.

Special Equity Awards

The definition of change in control under the 2007 Plan and the restricted stock award agreements is the same definition as under the employment agreements, and is discussed above under “Employment Agreement Definitions.” Under the

2018 PROXY STATEMENT

Executive Compensation (continued)

2007 Plan and the restricted stock award agreements, “disability” is generally defined as (i) the inability of an executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) an executive’s receipt of income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or an affiliate, due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Quantification of Payments

The table below summarizes the dollar amounts of potential payments to each named executive officer upon a qualifying termination of employment or change in control assuming that each of the events described in the table below occurred on December 31, 2017. On December 29, the last trading day of 2017, the closing price of the Company’s common stock was $2.96. The values below are our best estimates of the severance payments and benefits the executives would receive upon a termination of employment or a change in control as of December 31, 2017, and we believe the amounts below have been calculated using reasonable assumptions. All amounts reported below are before taxes, which would reduce amounts ultimately received by our named executive officers. Any actual payments that may be made under the agreements described above depend on various factors, which may or may not exist at the time a change in control actually occurs and/or the named executive officer is actually terminated. Therefore, the amounts and disclosures below should be considered “forward-looking statements.”

Executive Officer	Change in Control or CIC(1)	By Company Without Cause or by Executive For Good Reason(2)	Notice of Nonrenewal by Company(2)	Death or Permanent Disability
Mr. Craft
Salary	$1,120,000	$1,120,000	$1,120,000	$560,000
Bonus	844,894	700,000	700,000	422,447
Accelerated Equity	3,381,907	—	—	2,980,134
Continued Medical (COBRA)(3)	51,561	51,561	51,561	—
Total(4)	$5,398,362	$1,871,561	$1,871,561	$3,962,581
Mr. Yang
Salary	$900,000	$900,000	$900,000	$450,000
Bonus	519,434	486,585	486,585	259,717
Accelerated Equity	1,940,680	—	—	1,709,607
Continued Medical (COBRA)(3)	38,671	38,671	38,671	—
Total(4)	$3,398,785	$1,425,256	$1,425,256	$2,419,324
Mr. Krylov
Salary	$750,000	$750,000	$750,000	$375,000
Bonus	486,970	405,488	405,488	243,485
Accelerated Equity	1,859,414	—	—	1,637,916
Continued Medical (COBRA)(3)	38,671	38,671	38,671	—
Total(4)	$3,135,055	$1,194,159	$1,194,159	$2,256,401
Mr. Henderson
Salary	$750,000	$750,000	$750,000	$375,000
Bonus	486,970	405,488	405,488	243,485
Accelerated Equity	1,513,189	—	—	1,436,079
Continued Medical (COBRA)(3)	38,671	38,671	38,671	—
Total(4)	$2,788,830	$1,194,159	$1,194,159	$1,952,163

2018 PROXY STATEMENT

Executive Compensation (continued)

(1)	As described above, for the named executive officers other than Mr. Craft, the change in control must be followed by a termination of employment by the Company without cause or by the executive for good reason, in either case within one year of the change in control, in order for the “Salary,” “Bonus” and “Continued Medical (COBRA)” amounts reported above to become payable. Accelerated vesting of equity awards and all payments due to Mr. Craft are triggered upon the occurrence of a change in control regardless of termination of employment.
(2)	Each employee’s bonus is calculated by multiplying each employee’s target bonus by the percent calculated based on achievement of performance goals in 2017. The Compensation Committee’s discretionary 30% reduction in 2017 STIP awards is not included in this calculation.
(3)	Based on assumptions used for financial reporting purposes under GAAP. In the event of a termination by the executive for good reason, the duration of continued medical benefits would only last up to 12 months; however, for purposes of quantifying amounts in this table, the “By Company Without Cause or by Executive For Good Reason” column reports up to 18 months of continued coverage (or 24 months, in the case of Mr. Craft) in the event of a termination without cause or for good reason, which is what would be provided in the event of a termination without cause by the Company.
(4)	“Total” amounts are calculated without regard to the potential 280G reduction described above under “Employment Agreements—Section 280G.” The amount of any potential reduction would be determined at the time of payment.

2018 PROXY STATEMENT

Director Compensation

Annual Retainer and Meeting Fees

In 2017, in light of low and volatile commodity prices, the slow pace of commodity price recovery, our desire to preserve liquidity and our focus on cost control, consistent with the decisions made with respect to the NEO’s compensation, the Board reduced the value of the compensated non-employee director’s 2017 annual stock retainer by 35%, from $80,000 to $52,000.

Each of our compensated non-employee directors received an annual retainer of $52,000 in fully vested common stock for services rendered in 2017, pro-rated for their service on our board, under our director compensation plan and as adjusted downward in the Board’s discretion

Each of our compensated non-employee directors also received an annual retainer of $50,000, pro rata for their service on our board, in cash, stock or a combination of both, at the election of each director, payable in four equal installments on the first trading day of each quarter.

Each compensated non-employee director received cash meeting fees of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. The Lead Independent Director received an annual retainer of $25,000 in cash, stock or a combination of both, at the election of the Lead Independent Director, and payable in four equal installments on the first trading day of each quarter. In addition, the chairmen of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received an annual retainer of $15,000 in cash, stock or a combination of both, at the election of each chairman, and payable in four equal installments on the first trading day of each quarter.

In addition, each compensated non-employee director is reimbursed for travel and miscellaneous expenses incurred to attend meetings and activities of the Board or its committees, as well as travel and miscellaneous expenses related to such director’s participation in general education and programs for directors.

On January 27, 2017, we announced the successful closing of the Exchange Transaction. In connection with the Exchange Transaction, we also entered into the Stockholders Agreement. In accordance with the Stockholders Agreement, we appointed three Wilks’ designees to our Board of Directors, Matthew R. Kahn, Morgan D. Neff and Matthew D. Wilks, increasing our Board from five members to eight. Mr. Kahn also was appointed to serve on our Audit, Compensation and Nominating and Corporate Governance Committees. On December 31, 2017, pursuant to the terms of the Stockholders Agreement, Mr. Brandi retired from the Board, reducing our board from eight members to seven.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Total ($)
(a)(1)	(b)	(c)	(h)
Mr. Bell	$38,250	$100,744	$138,994
Mr. Brandi(2)	58,500	64,500	123,000
Mr. Crain	34,750	100,744	135,494
Mr. Gregg	65,000	96,996	161,995
Mr. Kahn	27,767	85,791	113,558
Mr. Neff(3)	—	—	—
Mr. Wilks(3)	—	—	—
(1)	Mr. Craft, who is a full-time employee, does not receive compensation for serving as a director or for attending Board or committee meetings. All compensation paid to Mr. Craft for 2017 services is included in the Summary Compensation Table.

2018 PROXY STATEMENT

Director Compensation (continued)

(2)	Mr. Brandi retired from the Board effective as of December 31, 2017, pursuant to the terms of the Stockholders Agreement. Mr Brandi served on the Audit and Compensation Committees.
(3)	Messrs. Neff and Wilks, who are affiliated with Wilks Brothers, LLC and SDW Investments, LLC, received no compensation for serving as directors, or for attending Board or committee meetings.
(4)	Amounts shown in this column reflect the grant date fair value of the fully vested shares of common stock received by each non-employee director and were calculated according to FASB ASC Topic 718, based on the closing price of our common stock on the date of grant as reported by NASDAQ. Please see Note 5 to our consolidated financial statements for the fiscal year ended December 31, 2017, included in our annual report on Form 10-K for the fiscal year ended December 31, 2017, a discussion of the assumptions used in determining the grant date fair value of these awards.

Director 2018 Annual Retainer Reduction

In 2018, consistent with the decisions made with respect to our named executive officers’ compensation, the Board reduced the value of the annual 2018 stock retainer for our compensated non-employee directors by 30%, from $80,000 to $56,000.

In addition, Mr. Neff and Mr. Wilks, who were appointed to the Board in January 2017 as designees of Wilks under the Stockholders Agreement, have agreed to receive no compensation for their service on our Board, and will not receive additional compensation in connection with their service on the Board.

Director Stock Ownership Guidelines

The Compensation Committee believes that meaningful stock ownership by our directors is important in aligning directors’ interests more closely with those of the Company’s stockholders. Therefore, the Compensation Committee has established director stock ownership guidelines under which compensated directors who are not also named executive officers of the Company are expected to own shares of the Company’s common stock having a market value (measurable either on the grant date or the date of determination of compliance with the guidelines) of five times the portion of the annual retainer payable in cash, common stock or a combination of both, which is currently set at $50,000 for 2018. Directors have up to five years to meet the stock ownership guideline. Each compensated director currently satisfies the guidelines, except that Matthew R. Kahn, who was appointed in January 2017, has received only a pro rata portion of a single year’s director compensation, and remains in the five-year grace period.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Craft.

The following table sets forth a summary of the median of the annual total compensation of all employees of our company (other than the CEO), the annual total compensation of our CEO and the ratio of such amounts.

CEO Pay Ratio
Median employee total compensation	$97,638
CEO total compensation(1)	$2,377,286
Ratio of CEO to Median employee compensation	24:1
(1)	Includes grant-date value of all equity-based compensation awarded in 2017.

2018 PROXY STATEMENT

CEO Pay Ratio Disclosure (continued)

To calculate the CEO pay ratio, we took the following steps:

•

In determining the median employee, a listing was prepared of all employees as of December 31, 2017. Compensation was annualized for those employees who were not employed for the full year of 2017. As of December 31, 2017, the Company employed 99 persons, including Mr. Craft.

•

We used a consistently applied compensation measure to identify our median employee. We accomplished this by comparing the amount of salary or wages, bonuses and the tax value of equity awards. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For simplicity, the value of the Company’s medical benefits provided was excluded as all employees, including the CEO, are offered the same benefits.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $97,638.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table above.

2018 PROXY STATEMENT

Certain Relationships and Related-Party Transactions

Our Board has approved a written policy that requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction. For these purposes, a related-party transaction is a transaction between the Company and any related party, such as an officer, director or 5% stockholder of the Company, other than transactions available to all employees generally or transactions involving less than $5,000 when combined with all similar transactions. Each related party transaction in 2017 was approved or ratified in accordance with the Company’s related-party transaction policy.

On January 27, 2017, we announced the successful closing of the Exchange Transaction with Wilks to exchange $130,552,000 principal amount of Senior Notes, for 39,165,600 new shares of common stock. Following the closing of the Exchange Transaction, Wilks became our largest stockholder. In connection with the Exchange Transaction, we also entered into the Stockholders Agreement. In accordance with the Stockholders Agreement, we appointed three Wilks’ designees to our Board of Directors, Matthew R. Kahn, Morgan D. Neff and Matthew D. Wilks. Mr. Kahn was also appointed to serve on our Audit, Compensation and Nominating and Governance Committees.

In 2017, Wilks purchased approximately $43 million principal value of our outstanding Senior Notes in open market transactions not involving the Company. We make interest payments on those notes to all noteholders, pursuant to our senior indenture, as amended. As a result, we have paid interest payments to Wilks with respect to the Senior Notes they hold.

In November 2017, we and our wholly-owned subsidiary, Approach Oil & Gas Inc., acquired certain interests in oil and gas properties, rights and related assets of Amistad Energy Partners, LLC (“Amistad”) in the southern Midland basin. As consideration for this transaction, we issued an aggregate of 7,573,215 shares of common stock, valued at $18,050,000, to Amistad. Following the closing of the transaction, Amistad became the holder of approximately 8.0% of our common stock.

In March 2018, following a competitive bidding process, we engaged ProFrac Services LLC (“ProFrac”) to perform completion services for Company wells scheduled to be completed in the second quarter of 2018. There are no required minimum or maximum number of wells committed, and we intend to use ProFrac on a well-by-well basis throughout 2018. As of April 24, 2018, we had not made any payments to ProFrac but we expect to make payments of approximately $5 million for services to be performed in second quarter 2018. ProFrac is majority-owned by Dan H. Wilks, Staci Wilks and Farris Wilks, who are, together with Wilks Brothers, LLC and SDW Investments, LLC, holders of approximately 47.8% of our outstanding common stock. In addition, Matthew D. Wilks, our director, serves as Chief Financial Officer of ProFrac and owns an approximate 2.8% indirect equity interest in ProFrac, and Ladd Wilks, an immediate family member of Farris Wilks, serves as the Chief Executive Officer of ProFrac. Other than the interests of Matthew D. Wilks described above, none of our Wilks-appointed Board members had a direct or indirect material interest in this payment.

On April 12, 2018, the Wilks filed a Schedule 13D/A with the SEC reporting ownership of 45,239,713 shares of our common stock and approximately $60 million principal amount of our Senior Notes. The Wilks also reported in the Schedule 13D/A that they intend to engage in discussions with us regarding their investment in us, including the possible acquisition of additional shares of our common stock through the exchange of Senior Notes held by the Wilks. In connection with these discussions, the Wilks intend to discuss with the Company various amendments to the Stockholders Agreement, including but not limited to a waiver or modification of the equity cap of 48.61% of our outstanding common stock agreed to in the Stockholders Agreement. If such discussions lead to a definitive agreement, such transaction will be subject to and approved or ratified in accordance with the Company’s related-party transaction policy.

2018 PROXY STATEMENT

Independent Registered Public Accountants

The Audit Committee has appointed Moss Adams as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending December 31, 2018. Stockholders are being asked to ratify the appointment of Moss Adams at the 2018 annual meeting of stockholders under Proposal 4.

Representatives of Moss Adams are expected to be present at the 2018 annual meeting. Moss Adams representatives will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions at the 2018 annual meeting.

Audit Fees

Our independent registered public accounting firm for 2016 and through November 17, 2017 was Hein & Associates LLP. The audit fees billed to us by Hein totaled $229,887 and $380,803 during the years ended December 31, 2017 and 2016, respectively.

Effective November 16, 2017, Hein, the independent registered public accounting firm for the Company since 2005, combined with Moss Adams. As a result of this transaction, on November 16, 2017, Hein resigned as the independent registered public accounting firm for the Company, and concurrent with such resignation, the Company’s Audit Committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company. The audit fees billed to us by Moss Adams in 2017 totaled $210,441.

Audit fees consist of fees billed for professional services for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings, and the audit of our internal control over financial reporting. For 2017 and 2016, these services also include the review of our prospectuses for equity offerings. During the past two years, no tax, audit-related or other fees were billed to us by Hein or Moss Adams.

Preapproval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit and audit-related services rendered by Hein in 2016 and 2017, and by Moss Adams in 2017, were approved by the Audit Committee before Hein or Moss Adams, respectively, were engaged for such services. No services of any kind were approved pursuant to a waiver permitted under 17 CFR 210.2-01(c)(7)(i)(C).

2018 PROXY STATEMENT

Audit Committee Report

The following statement is furnished by our Audit Committee and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2017, and related notes with management and the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301. The Audit Committee discussed with our independent registered public accounting firm the independence of this firm from our management, including a review of audit and non-audit fees, and received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with our management and the independent registered public accounting firm such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting according to the standards of the PCAOB and issuing reports. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent registered public accounting firm, and relying thereon, we have recommended to the Company and the Board the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP standards or that Moss Adams LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

Alan D. Bell, Chairman

James C. Crain

Matthew R. Kahn

2018 PROXY STATEMENT

Other Matters

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the 2017 annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted according to the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2019 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2019 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2019 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 25, 2018, to be eligible for inclusion in our proxy materials.

Alternatively, as specified in our bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2019 annual meeting of stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 not less than 90 and no more than 120 calendar days before the one-year anniversary of the date of this proxy statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2019 annual meeting of stockholders, it must be properly submitted to our Corporate Secretary no earlier than December 25, 2018, and no later than January 24, 2019.

Pursuant to Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2019 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before January 24, 2019, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after January 24, 2019, and the matter nonetheless is permitted to be presented at the 2019 annual meeting of stockholders, our Board may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2019 annual meeting of stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance—Identifying and Evaluating Nominees for Director” for additional information about stockholder nominations.

2018 PROXY STATEMENT

Other Matters (continued)

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet to have a stockholder proposal included in our proxy statement for the 2019 annual meeting of stockholders.

2017 Annual Report to Stockholders

Our 2017 annual report to stockholders accompanies this proxy statement. The 2017 annual report to stockholders is not a part of the proxy soliciting material.

Householding

Multiple stockholders living at the same address may receive a single copy of our proxy materials or Notice of Availability, unless they have notified us that they want to receive multiple copies. This procedure, called “householding,” has been approved by the SEC and allows us to reduce the environmental impact of providing proxy materials as well as printing and mailing costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy materials and/or the Notice of Availability mailed to you, or you would like to revoke your consent to householding for future documents, please contact Broadridge Financial Solutions, Inc., either by calling 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Broadridge or Approach will promptly deliver any additional copies requested. If you would like to enroll in householding, please contact Broadridge as described above. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. Therefore, if you have accounts containing our common stock at more than one brokerage firm, you may receive a copy of our proxy materials or Notice of Availability from each firm.

Stockholder List

In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the 2018 annual meeting. The list will be open to the examination of any stockholder, for purposes relevant to the 2018 annual meeting, during ordinary business hours for at least 10 days prior to the 2018 annual meeting. The stockholder list will also be produced and kept at the time and place of the 2018 annual meeting for the duration of the meeting and may be inspected by any stockholder who is present.

Additional Information About Approach Resources Inc.

If you would like to receive further information about Approach Resources Inc., please visit our website at www.approachresources.com. The “Investors” section of our website contains management presentations, financial information, stock quotes and links to our filings with the SEC.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements, but not including exhibits, will be provided at no charge to each person to whom this proxy statement is delivered upon the written request of such person addressed to Approach Resources Inc., Attn: Investor Relations, One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or by contacting Investor Relations at (817) 989-9000 or via our website at www.approachresources.com.

You may read without charge, and copy at prescribed rates, all or any portion of the proxy statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available on the Internet website maintained by the SEC at www.sec.gov.

2018 PROXY STATEMENT

Other Matters (continued)

In this proxy statement, we state that information and documents are available on our website. These references are merely intended to suggest where our stockholders may obtain additional information. The materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson

Chief Administrative Officer and Corporate Secretary

Fort Worth, Texas

April 24, 2018

Appendix 1 – 2018 Long Term Incentive Plan

APPROACH RESOURCES INC.

2018 Long Term Incentive Plan

1.        Purpose. The purpose of the Approach Resources Inc. 2018 Long Term Incentive Plan (as amended from time to time, the “Plan”) is to provide a means through which (a) Approach Resources Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or awards the value of which is tied to the performance of the Company, thereby further aligning their interests with those of the stockholders of the Company, and to more closely link compensation with Company performance. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, Performance Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2.        Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)         “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b)        “ASC Topic 718” means the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c)        “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Substitute Award or Performance Award, together with any other right or interest, granted under the Plan.

(d)        “Award Agreement” means any written instrument (including any employment, severance or change in control agreement) that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award, in addition to those set forth under the Plan.

(e)        “Board” means the Board of Directors of the Company.

(f)        “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g)        “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and its subsidiaries to any other person or entity (other than an Affiliate of the Company), (iii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (iv) any person or entity, including a “group” as contemplated by section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the total voting power of Stock or (v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board.

Notwithstanding the foregoing, for purposes of an Award that provides for a deferral of compensation under the Nonqualified Deferred Compensation Rules, to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under the Nonqualified Deferred Compensation Rules, a Change in Control for purposes of such Award will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of the Nonqualified Deferred Compensation Rules as applied to the Company.

(h)        “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j)         “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k)        “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(l)         “Effective Date” means June 6, 2018.

(m)       “Eligible Person” means any individual who, as of the date of grant of an Award, is an officer, employee or consultant of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(n)        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(o)        “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on that date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded on or preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Award types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(p)        “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual who becomes a director following the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a director nominee without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director

(q)        “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)         “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(s)        “Nonstatutory Option” means an Option that is not an ISO.

(t)         “Option” means a right, granted to an Eligible Person under Section 6(b), to purchase Stock at a specified price during specified time periods, which may either be an ISO or a Nonstatutory Option.

(u)        “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(v)         “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(w)       “Performance Award” means an award granted to an Eligible Person under Section 6(k), the grant, vesting, exercisability and/or settlement of which (and/or the timing or amount thereof) is subject to the achievement of one or more performance goals specified by the Committee.

(x)         “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3(b)(3) and (ii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(y)         “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(z)         “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(aa)       “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(bb)      “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(cc)       “SEC” means the Securities and Exchange Commission.

(dd)      “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(ee)      “Stock” means the Company’s Common Stock, par value $0.01 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(ff)        “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(gg)       “Substitute Award” means an Award granted under Section 6(j).

3.        Administration.

(a)        Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on continued employment or service requirements or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or other service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b)        Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company, where such action is not taken by the full Board, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company.

(c)        Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents who are not executive officers of the Company or members of the Board to assist in administering the Plan, provided, however, that such individuals may not be delegated the authority to grant or modify any Awards that will, or may, be settled in Stock.

(d)        Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e)        Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.        Stock Subject to Plan.

(a)        Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 6,950,000 shares of Stock are reserved and available for delivery with respect to Awards, and the same number of shares shall be available for the issuance of shares upon the exercise of ISOs. In addition, any shares of Stock that, as of the Effective Date, remain available for issuance under the Approach Resources Inc. 2007 Stock Incentive Plan shall be available for delivery with respect to Awards under the Plan. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

(b)        Application of Limitation to Grants of Awards. Subject to Section 4(b)(v), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee shall have sole discretion to determine the manner in which shares of Stock reserved and available for delivery with respect to Awards are counted and may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Without limiting the discretion of the Committee under this Section 4(b), unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Stock available for grant of Awards under the Plan:

(i)        Options, Restricted Stock and Stock Awards. The grant of Options, Restricted Stock or Stock Awards shall reduce the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan by the number of shares of Stock subject to such an Award.

(ii)        SARs. The grant of SARs that may be paid or settled (A) only in Stock or (B) in either cash or Stock shall reduce the number of shares of Stock reserved and available for delivery with respect to Awards by the number of shares subject to such an Award. The grant of SARs that may be paid or settled only for cash shall not affect the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan.

(iii)        Restricted Stock Units. The grant of Restricted Stock Units that may be paid or settled (A) only in Stock or (B) in either cash or Stock shall reduce the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Stock that had been subject to such Award over the number of shares of Stock issued upon its settlement shall again be available for delivery with respect to Awards under the Plan (except as otherwise prohibited by Section 4(b)(vi)). The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan.

(iv)        Performance Awards, Other Stock-Based Awards, Dividend Equivalents, Cash Awards and Substitute Awards. The grant of a Performance Award, Other Stock-Based Award or Dividend Equivalent in the form of Stock or that may be paid or settled (A) only in Stock or (B) in either Stock or cash shall reduce the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Stock that had been subject to such Award over the number of shares of Stock issued upon its settlement shall again be available for delivery with respect to Awards under the Plan (except as otherwise prohibited by Section 4(b)(vi)). The grant of a Cash Award or a Performance Award, Other Stock-Based Award, Dividend Equivalent or Substitute Award that may be paid or settled only for cash shall not affect the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan. Notwithstanding any provision herein, subject to the listing rules of the stock exchange, if any, on which the Stock is listed, shares of Stock delivered with respect to Substitute Awards granted in assumption of, or in substitution for, awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate shall not reduce the number of shares of Stock reserved and available for delivery with respect to Awards under the Plan; provided, however, that such Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as ISOs shall count against the limitation with respect to shares that may be issued upon the exercise of ISOs provided in Section 4(a).

(v)        Cancellation, Forfeiture and Termination. If an Award (or a portion thereof) referred to in Sections 4(b)(i), (ii), (iii) or (iv) (other than an Award that may be paid or settled only in cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares of Stock then subject to such Award (or such portion thereof) shall again be available for delivery with respect to Awards under the Plan. In addition, any shares subject to awards under the Approach Resources Inc. 2007 Stock Incentive Plan that, following the Effective Date, are forfeited, cancelled or terminated, expire unexercised or are settled in cash in lieu of Stock shall again be available for delivery with respect to Awards under the Plan.

(vi)        No Liberal Share Recycling. The number of shares of Stock reserved and available for delivery with respect to Awards under the Plan shall not be increased by (A) the number of shares of Stock delivered or withheld to pay the exercise price of any Award, (B) the number of shares of Stock delivered or withheld to pay taxes due or potentially payable in connection with any transaction involving an Award, or (C) the number of shares of Stock reserved for issuance upon the grant of a SAR to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SAR.

5.        Eligibility; Director Award Limitations.

(a)        Awards may be granted under the Plan only to Eligible Persons.

(b)        In each calendar year during any part of which the Plan is in effect, a non-employee member of the Board may not be granted Awards having a value (determined, if applicable, pursuant to ASC Topic 718) on the applicable date(s) of grant in excess of $500,000, when added to all cash paid to such non-employee member of the Board during the same calendar year; provided, further that, the limits set forth in this Section 5(b) shall be without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

6.        Specific Terms of Awards.

(a)        General. Awards may be granted on the terms and conditions set forth in this Section 6.

(i)        Stand-Alone or Tandem Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award.

(ii)        Additional Terms. The Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(iii)        Minimum Vesting Period. The minimum vesting or forfeiture restriction period with respect to Awards (other than Performance Awards) subject to a continued employment or service requirement that are settled in Stock shall be one year and the minimum performance period with respect to Performance Awards shall be one year.

(b)        Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i)        Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii)        Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii)        ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition within the time provided to do so in the applicable award agreement.

(iv)        No Dividends/Dividend Equivalent Rights. No dividends or Dividend Equivalents shall be granted in connection with an Option.

(c)        SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i)        Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii)        Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(iii)        Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv)        Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(v)        No Dividends/Dividend Equivalent Rights. No dividends or Dividend Equivalents shall be granted in connection with an SAR.

(d)        Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i)        Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)        Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Any dividends paid on an Award of Restricted Stock shall be subject to the same restrictions and risk of forfeiture as such Award and shall not be paid unless and until such Award has vested and is no longer subject to restrictions.

(e)        Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i)        Award and Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii)        Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Any dividends or Dividend Equivalents paid on an Award of Restricted Stock Units shall be subject to the same restrictions and risk of forfeiture as such Restricted Stock Units and shall not be paid unless and until such Restricted Stock Units have vested and are no longer subject to restrictions.

(f)        Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate. Any dividends paid on a Stock Award shall be subject to the same restrictions and risk of forfeiture as such Stock Award and shall not be paid unless and until such Stock Award has vested and is no longer subject to restrictions.

(g)        Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may only be awarded in connection with another Award (other than an Award of Restricted Stock, a Stock Award, a Stock Option or an SAR). The Committee may provide that Dividend Equivalents shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest. Notwithstanding any provision of the Plan to the contrary, Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h)        Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine. Any dividends paid on an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock shall be subject to the same restrictions and risk of forfeiture as such Award and shall not be paid unless and until such Award has vested and is no longer subject to restrictions.

(i)        Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j)        Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of an Eligible Person to receive payment from the Company or an Affiliate provided, however, that any such substitution or exchange shall not be effected in order to take any action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any). Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

(k)        Performance Awards. The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards. The Committee may use such criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award. Performance goals may differ among Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

7.        Certain Provisions Applicable to Awards.

(a)        Limit on Transfer of Awards.

(i)        Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii)        Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)        To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv)        An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b)        Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c)        Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d)        Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e)        Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8.        Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a)        Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b)        Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c)        Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i)        If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock or in the event the Company distributes an extraordinary cash dividend, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions; provided, however, that in the case of an extraordinary cash dividend that is not an Adjustment Event, the adjustment to the number of shares of Stock and the Exercise Price or grant price, as applicable, with respect to an outstanding Option or SAR may be made in such other manner as the Committee may determine that is permitted pursuant to applicable tax and other laws, rules and regulations.

(ii)        If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d)        Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments (if any) in such manner as it deems appropriate with respect to such other event.

(e)        Change in Control and Other Events. In the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 (including the power to accelerate vesting, waive any forfeiture conditions or otherwise modify or adjust any other condition or limitation regarding an Award) and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration; or

(iii) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e)

shall only apply to the extent it is not in conflict with Section 8(d). Notwithstanding any provision of the Plan to the contrary, except to the extent otherwise provided in any applicable Award Agreement, any time periods, conditions or contingencies relating to the vesting, exercise or realization of, or lapse of restrictions under, an Award granted hereunder shall be accelerated or waived (assuming with respect to any Performance Awards, all performance criteria and other conditions are achieved or fulfilled to the maximum extent possible) so that (x) if no exercise of the Award is required, the Award may be realized in full on the date of the Change in Control and (y) if exercise of the Award is required, the Award may be exercised in full beginning on the date of the Change in Control.

9.        General Provisions.

(a)        Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b)        Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c)        Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Tarrant County, Texas.

(d)        Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e)        Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f)        Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable. Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g)        Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h)        Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i)        Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j)        Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k)        Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l)        Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy. In the absence of such a policy, Participants shall be required to reimburse the Company for all or a portion of any Award or any amounts paid or profits realized with respect to any Award or the sale of shares of Stock issued with respect to any Award as required by applicable law, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and a Participant’s acceptance of any Award granted under this Plan will constitute such Participant’s agreement that the Company need not comply with any term, covenant or condition of this Plan or an applicable Award Agreement to the extent that doing so would require that the Participant reimburse the Company for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

(m)     Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n)       Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date, which is June 6, 2028. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10.    Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants. Notwithstanding the foregoing, the Committee may amend any Award Agreement in order to (a) cause an Award to be exempt from the Nonqualified Deferred Compensation Rules or cause an Award to comply with the Nonqualified Deferred Compensation Rules or (b) modify any provision that causes an Award that is intended to be classified as an “equity instrument” under ASC Topic 718 to be classified as a liability on the Company’s financial statements.

APPROACH RESOURCES INC. ONE RIDGMAR CENTRE 6500 WEST FREEWAY, SUITE 800 FORT WORTH, TEXAS 76116

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees

01	James C. Crain 02 Matthew D. Wilks

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:						For	Against	Abstain

2.	To approve, on an advisory basis, executive compensation.					☐	☐	☐

3.	To approve the 2018 Long Term Incentive Plan.					☐	☐	☐

4.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjourment thereof. For directions to the Annual Meeting, please call Investor Relations at (817) 989-9000.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

`
	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

    Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2017 Annual Report and     Notice & Proxy Statement are available at www.proxyvote.com

APPROACH RESOURCES INC.

Annual Meeting of Stockholders

June 6, 2018, 10:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the notice of annual meeting of stockholders and accompanying proxy statement, proxy card and 2017 annual report to stockholders of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson (the “Named Proxies”), and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of the Company to be held at Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, on June 6, 2018 at 10:00 a.m. (Central Daylight Time), and at all postponements or adjournments thereof, as indicated on this proxy, and, in their discretion, such other business that may properly come before the meeting and at all postponements or adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side